UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a party other than the Registrant  ☐
Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to Rule 14a-12
KFORCE INC.
(Name of Registrant as Specified In Its Charter)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held April 21, 2015
Dear Shareholder:
On Tuesday, April 21, 2015, Kforce Inc. will hold its 2015 Annual Meeting of Shareholders at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605. The Board of Directors cordially invites all shareholders to attend the meeting, which will begin at 8:00 a.m., eastern time.
We are holding this meeting to:
1.Elect three Class III directors to hold office for a three-year term expiring in 2018;

2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015;
3.Approve Kforce’s executive compensation; and
4.Attend to other business properly presented at the meeting.
Kforce’s Board of Directors has selected February 27, 2015 as the record date for determining shareholders entitled to vote at the meeting.
The proxy statement, proxy card and Kforce’s 2014 Annual Report to Shareholders are being mailed on or about March 20, 2015. Whether or not you plan to attend the annual meeting, we encourage you to vote your shares. Please submit your proxy in any one of the following ways: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope.
If you need further assistance, please contact Kforce Investor Relations at (813) 552-5000. Thank you for your continuing support.

BY ORDER OF THE BOARD OF DIRECTORS

David M. Kelly
Corporate Secretary

Tampa, Florida
March 20, 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 21, 2015.

This proxy statement and our 2014 Annual Report to Stockholders are available at http://investor.kforce.com/annuals.cfm.

QUESTIONS AND ANSWERS

Q:    Why did you send me this proxy statement?
A:    We sent you this proxy statement and the enclosed proxy card because Kforce’s Board of Directors (the “Board”) is soliciting your proxy on behalf of Kforce to vote your shares at the 2015 Annual Meeting of Shareholders (the “Annual Meeting”). This proxy statement summarizes information that we are required to provide to you under the rules of the Securities and Exchange Commission (the “SEC”) and which is designed to assist you in voting.

Q:     When is the Annual Meeting and where will it be held?
A:    The Annual Meeting will be held on Tuesday, April 21, 2015, at 8:00 a.m., eastern time, at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:    What may I vote on?
A:    You may vote on the following proposals:

•	To elect three Class III directors to hold office for a three-year term expiring in 2018;

•	To ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015; and

•	To approve Kforce’s executive compensation.

Q:     How does Kforce’s Board recommend I vote on the proposals?
A:    The Board recommends a vote: (1) FOR the election of three Class III directors to hold office for a three-year term expiring in 2018; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015 and (3) FOR the approval of Kforce’s executive compensation.

Q:     Who is entitled to vote?
A:     Only those who owned Kforce common stock (the “Common Stock”) at the close of business on February 27, 2015 (the “Record Date”) are entitled to vote at the Annual Meeting.

Q:    How do I vote?
A:    You may vote your shares either in person or by proxy. Whether you plan to attend the meeting and vote in person or not, we encourage you to submit your proxy by: (1) using the toll-free telephone number shown on the enclosed proxy card; (2) using the Internet website shown on the enclosed proxy card or (3) completing, signing and dating the enclosed proxy card and returning it promptly in the enclosed postage-paid envelope. If you return your signed proxy card but do not mark the boxes showing how you wish to vote, your shares will be voted consistent with the Board’s recommendations listed above.
Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Q:    Can I change my vote?
A:    You have the right to change your vote at any time before the meeting by:

(1)	Notifying Kforce’s Corporate Secretary, David M. Kelly, in writing at the address listed below that you have revoked your proxy;

(2)	Voting in person;

(3)	Returning a later-dated proxy card;

(4)	Voting through the Internet at http://www.investorvote.com/KFRC at a later date; or

(5)	Voting through the toll-free telephone number by calling 1-800-652-VOTE (8683) at a later date.

Q:    What is the complete mailing address, including ZIP Code, of Kforce’s principal executive office?
A:    Kforce’s principal executive office is located at 1001 East Palm Avenue, Tampa, Florida 33605.

Q:    How many shares can vote?
A:    As of the Record Date, 29,633,499 shares of Common Stock were outstanding. Every holder of Common Stock is entitled to one vote for each share held.

Q:    What is a "quorum"?
A:    A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. There must be a quorum for the meeting to be held. If you submit a properly executed proxy card, even if you abstain from voting, then you will be considered part of the quorum. If a broker, bank, custodian, nominee or other record holder of Common Stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, the shares held by that record holder (referred to as “broker non-votes”) will also be counted as present and considered part of a quorum.

Q:    What is the required vote for the proposals to pass assuming that a quorum is present at the Annual Meeting?
A:    Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, the plurality standard will apply. Because we did not receive advance notice under our Bylaws of any shareholder nominees for directors, Proposal 1 is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If one of the Class III director nominees is not elected and no successor has been elected at the meeting, he shall promptly tender his conditional resignation following certification of the shareholder vote. The Nomination Committee shall consider the resignation offer and recommend to the Board whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation.

In order to pass Proposals 2 and 3, each of these proposals must receive the affirmative vote of a majority of the shares entitled to vote on the matter. An abstention is considered as present and entitled to vote and, for these purposes, as cast on the proposal. Because each of Proposals 2 and 3 requires the affirmative vote of a majority of the shares entitled to vote on the Proposal, an abstention will have the effect of a vote against each of Proposals 2 and 3. A broker non-vote, on the other hand, is not considered “entitled to vote.” Therefore, broker non-votes will not have an effect on Proposals 2 and 3. Proposal 3 is a non-binding advisory vote.

Q:    How will voting on any other business be conducted?
A:    Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement, if any other business is properly presented at the Annual Meeting, your signed proxy card gives authority to David M. Kelly, Kforce’s Senior Vice President and Chief Financial Officer and Corporate Secretary, and Michael Blackman, Kforce’s Chief Corporate Development Officer, or either of them, to vote on such matters at their discretion.

Q:    How are my shares voted if I submit a proxy but do not specify how I want to vote?
A:    If you submit a properly executed proxy card or complete the telephone or Internet voting procedures but do not specify how you want to vote, your shares will be voted: (1) FOR the election of each of the nominees for director; (2) FOR the ratification of the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015; (3) FOR the approval of Kforce’s executive compensation and (4) in the discretion of the persons named as proxies on all other matters that may be brought before the meeting.

Q:    How do I vote using the telephone or the Internet?
A:    For Shares Directly Registered in the Name of the Shareholder. Shareholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Kforce’s transfer agent, may vote on the Internet at http://www.investorvote.com/KFRC. The voter will be required to provide the Control Number contained on the voter’s proxy card. After providing the correct Control Number, the voter will be asked to complete an electronic proxy card. The votes will be generated on the computer screen and the voter will be prompted to submit or revise them as desired. Votes submitted via the Internet by a registered shareholder must be received by 11:59 p.m., eastern time, on April 20, 2015.

For Shares Registered in the Name of a Bank or Brokerage. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the shareholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you may have already been offered the opportunity to elect to vote using the Internet. Votes submitted via the Internet through the street name program must be received by 11:59 p.m., eastern time, on April 20, 2015.

Shareholders voting via the Internet should understand that there might be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which the shareholder must bear.

Shareholders eligible to vote at the Annual Meeting, using a touch-tone telephone, may also vote by calling (toll free) 1-800- 652-VOTE (8683) and following the recorded instructions.

Please note that the method of voting used will not affect your right to vote in person should you decide to attend the Annual Meeting. Also, please be aware that Kforce is not involved in the operation of either of these Internet voting procedures and cannot take responsibility for any access or Internet service interruptions that may occur or any inaccuracies, or erroneous or incomplete information that may appear.

Q:    Who will count the vote?
A:    A representative of Computershare, an independent tabulator, will count the vote and act as the inspector of election.

Q:    When are the shareholder proposals for the next Annual Meeting of Shareholders due?
A:    All shareholder proposals to be considered for inclusion in next year’s proxy statement must be submitted in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605, by November 21, 2015. In addition, the proxy solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 4, 2016.

Q:    Who will pay for this proxy solicitation?
A:    We will pay all the costs of soliciting these proxies, except for costs associated with individual shareholder use of the Internet and telephone. In addition to mailing proxy solicitation material, our directors and employees may solicit proxies in person, by telephone or by other electronic means of communication. In addition, we have engaged Georgeson, Inc. to assist in the solicitation of proxies. We anticipate that the costs associated with this engagement will be approximately $12,500 plus costs and expenses incurred by Georgeson, Inc. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to our shareholders.

Q:    How can I find the results of the Annual Meeting?
A:    Preliminary results will be announced at the Annual Meeting and final results will be filed with the SEC on a Current Report on Form 8-K within four business days after the Annual Meeting. The Form 8-K will be available on the SEC’s website at www.sec.gov as well as our own website, www.kforce.com under the Investor Relations section of our website.

PROPOSAL 1. ELECTION OF DIRECTORS
The Board has nine directors who are divided into three classes serving staggered three-year terms. The classes relate to each director’s term of office. At each annual meeting of shareholders, the successors to the directors whose terms expire at that meeting are elected for terms expiring at the third annual meeting after their election by the shareholders. At the Annual Meeting, you and the other shareholders will vote for the election of three individuals, who are identified below, to serve as Class III directors for a three-year term expiring at the 2018 Annual Meeting of Shareholders. All of the nominees are currently directors of Kforce, previously elected by the shareholders or appointed by the Board. Pursuant to the marketplace rules of The NASDAQ Stock Market (the “NASDAQ Rules”) and the laws and regulations of the SEC (the “SEC Rules”), the Board determined that Messrs. Furlong and Simmons are independent while Mr. Dunkel is not independent.
The individuals named as proxies will vote the enclosed proxy for the election of the individuals nominated by the Board unless you direct them to withhold your votes. Each of the director nominees is willing and able to stand for election at the Annual Meeting, and we know of no reason why any of the nominees would be unable to serve as a director. However, if any nominee becomes unable or unwilling to stand for election, the Board may reduce its size or designate a substitute. If a substitute is designated, proxies voting for the original nominee will be cast for the substituted nominee.
The biographies of each of the nominees and continuing directors below contain information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nomination Committee and the Board to determine that the person should serve as a director of Kforce.

Nominees for Election, Class III Directors
Terms Expire in 2018
David L. Dunkel, 61, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years. In addition to the significant value that Mr. Dunkel brings to Kforce, we believe it is customary and appropriate for the Chief Executive Officer to be a member of the Board of Directors.
Mark F. Furlong, 57, has served as a director of Kforce since July 2001. He has served as the President and Chief Executive Officer of BMO Harris Bank, N.A. since July 2011. Mr. Furlong has served as a director of BMO Harris Bank, N.A. and BMO Financial Corporation since July 2011. Prior to its acquisition by BMO Harris Bank, N.A. in 2011, he served as Chairman of Marshall & Ilsley Corporation from October 2010, Chief Executive Officer from April 2007 and as President from July 2004. He also served as Chief Financial Officer of Marshall & Ilsley Corporation from April 2001 to October 2004. Mr. Furlong’s prior experience also includes service as an audit partner with Deloitte & Touche LLP.
Mr. Furlong is the Audit Committee financial expert. Kforce believes his considerable expertise, including his experience as the current President and Chief Executive Officer of BMO Harris Bank, N.A., the former Chairman, President and Chief Executive Officer of Marshall & Ilsley Corporation and a former audit partner with Deloitte & Touche LLP, brings unique insight to the Board concerning banking issues, in addition to his overall management and financial expertise.
N. John Simmons, 59, has served as a director of Kforce since July 2014. Mr. Simmons has also served on various Boards of Directors, including Bonds.com Group, Inc. from 2013 to 2014, Loyola University New Orleans as Chairman of the Audit Committee, Executive Committee and Board of Trustees member since 2009, Technology Research Corporation as Chairman of the Compensation Committee from 2010 to 2011 and as Lead Director and Chairman of the Governance & Nominating Committee from 2009 to 2010, Medquist, Inc. as Chairman of the Audit Committee from 2005 to 2007, and SRI Surgical Express, Inc. as Lead Director, then Chairman of the Board from 2001 to 2008. From 2001 to 2012, Mr. Simmons was a Board member of Lifestyle Family Fitness, Inc. and served as its CEO and President from 2008 to 2012. Mr. Simmons' prior experience also includes service as President of New Homes Realty, a Florida-based residential real estate company operating in 35 states for two years, President of Quantum Capital Partners, a privately held venture capital firm for 14 years, Vice President and Controller for Eckerd Corporation for three years, Chief Financial Officer of Checkers Drive-In Restaurants for two years and as an audit partner with KPMG Peat Marwick. Mr. Simmons also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.
Mr. Simmons has extensive financial, accounting, management and director experience in several different industries. As a result, the Board believes that he brings valuable insight due to his extensive and varied experiences as a chief executive officer, chief financial officer, audit partner and director.

Continuing Directors, Class I Directors
Terms Expire in 2016
Elaine D. Rosen, 62, has served as a director of Kforce since June 2003. Ms. Rosen has served as a director of Assurant, Inc., a publicly traded corporation, and a provider of specialized insurance and insurance-related products and services since March 2009 and became non-executive Chair of the Board in November 2010. Ms. Rosen has also served as the Chair of the Board of The Kresge Foundation since January 2007. Ms. Rosen serves as trustee or director of several non-profit organizations, a past Chair of the Board of Preble Street, a homeless collaborative in Portland, Maine and is a trustee of the Foundation for Maine’s Community Colleges since 2008. Ms. Rosen was a director of the Elmina B. Sewall Foundation from 2008 to 2012 and Downeast Energy Corp., a privately-held company that provides heating products and building supplies, from 2003 until its sale in April 2012. From 1975 to March 2001, Ms. Rosen held a number of positions with Unum Life Insurance Company of America, including President.
Ms. Rosen has extensive experience as a senior executive in the insurance industry and as a director of companies, as well as substantial experience with charitable organizations, particularly as the Chair of the Board of one of the largest private foundations in the country. Through this background, as well as her experience as Chair of the Compensation Committee of Kforce and her experience on the Board of Assurant Inc., where she currently serves as the non-executive Chair and previously served on the compensation committee, she has considerable expertise in, among other things, executive compensation, a subject matter that is undergoing dynamic change.
Howard W. Sutter, 66, has served as a director of Kforce since its formation in 1994. Mr. Sutter has served as a Vice Chairman since 2005, and oversees mergers and acquisitions. Prior to August 1994, Mr. Sutter served as Vice President of Romac-FMA (1984-1994), and Division President of Romac-FMA’s South Florida location (1982-1994).
Mr. Sutter has led Kforce’s merger, acquisition, and divestiture efforts for the past 18 years and, over this time, has led the effort on a significant number of acquisitions, including those of two public companies, and divestitures. The Board believes that Mr. Sutter’s knowledge of the staffing industry, and more specifically the mergers and acquisition market, brings an important expertise to the Board. Mr. Sutter also has extensive experience in staffing operations.
Ralph E. Struzziero, 70, has served as a director of Kforce since October 2000. Mr. Struzziero currently serves as a director of Prism Medical Ltd., a publicly traded corporation on the TSX Venture Exchange in Canada, and a manufacturer and distributor of moving and handling equipment for the mobility challenged (since July 2011). Since 1995, Mr. Struzziero has operated an independent business consulting practice. In addition, he served as an adjunct professor at the University of Southern Maine from 1997 to 2006. Mr. Struzziero previously served as Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., one of Kforce’s predecessors. Mr. Struzziero is also currently a director of Automobile Club of Southern California, a travel club and property and casualty insurer in California, AAA of Northern New England, a travel club serving Maine, New Hampshire and Vermont, and Auto Club Enterprise, a holding company of these two companies. Mr. Struzziero previously served on the Board of Directors of Downeast Energy Corp, a provider of heating products and building supplies, from January 2001 until its sale in April 2012.
Mr. Struzziero has extensive experience in the staffing industry generally and, in particular, with predecessors to Kforce. The Board believes this gives Mr. Struzziero, in his capacity as lead independent director, a unique insight among the non-employee directors relating to Kforce’s business and operations.

Continuing Directors, Class II Directors
Terms Expire in 2017
John N. Allred, 68, has served as a director of Kforce since April 1998. Mr. Allred has served as President of A.R.G., Inc., a provider of temporary and permanent physicians located in the Kansas City area since January 1994. Mr. Allred was a director at Source Services Corporation (“Source”) prior to its merger with Kforce in 1998 and served in various capacities with Source from 1976 to 1993 including Vice President (1987-1993), Regional Vice President (1983-1987) and Kansas City Branch Manager (1976-1983).
Mr. Allred has extensive experience in the staffing industry. He is particularly knowledgeable in the area of healthcare, which is an important part of Kforce’s business. His staffing industry experience (other than his directorship in Kforce) is with companies other than Kforce, which allows him to address operational issues with a different perspective.
Richard M. Cocchiaro, 60, has served as a director of Kforce since its formation in August 1994. Mr. Cocchiaro has served as a Vice Chairman since 2004, oversees our Customer First Customer Loyalty Program and serves on both Kforce’s internal executive committee and innovation council. Previously, Mr. Cocchiaro served as Vice President of Strategic Accounts for Kforce (2000–2004), Vice President of Strategic Alliances for Kforce.com Interactive (1999) and National Director of Strategic Solutions within Kforce’s emerging technologies group (1994-1999).
Mr. Cocchiaro has extensive experience in Kforce’s field operations on a national basis, bringing an important perspective to the Board. He has served in numerous leadership roles within Kforce including, among others, the financial services group, leading the Chicago market, the emerging technologies group, strategic alliances, national accounts and most recently leading the Customer First Customer Loyalty Program.
A. Gordon Tunstall, 70, has served as a director of Kforce since October 1995. He is the founder, and for more than 30 years has served as President of Tunstall Consulting, Inc., a provider of strategic consulting and financial planning services. Mr. Tunstall has also served as a director of CareKinesis, Inc., a privately-held medication management and distribution pharmacy, since March 2012. Mr. Tunstall previously served as a director for JLM Industries, Inc., Orthodontics Center of America, Inc., Discount Auto Parts, Inc., Advanced Lighting Technologies Inc., Health Insurance Innovations, Horizon Medical Products Inc., and L.A.T. Sportswear.
Mr. Tunstall provides the Board a unique point of view regarding strategy, given his background as a successful strategic consultant for over 30 years advising a large number of companies in a variety of industries. He also qualifies as an Audit Committee financial expert and stands willing to assume this role if for any reason the current Audit Committee financial expert ceases to serve on the Board.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES FOR ELECTION AS DIRECTOR.

CORPORATE GOVERNANCE
Our Board believes that sound corporate governance is fundamental to the overall success of Kforce and believes that it has adopted corporate governance practices that are aligned with the interests of our shareholders, our corporate business strategy and the opinions expressed by recognized corporate governance authorities. Our Board regularly reviews our corporate governance practices for compliance with applicable rules, listing standards and regulations, as well as best practices suggested by recognized corporate governance authorities, and modifies our practices as warranted.
Corporate Governance Guidelines
The Amended and Restated Corporate Governance Guidelines, which were adopted by our Board, along with the charters for the standing committees of the Board and our Commitment to Integrity serve to guide the operation and direction of the Board and its committees. These documents are published under “Corporate Governance” in the Investor Relations section of our website at www.kforce.com.
The Board of Directors
The Board’s primary functions are to:

•	Oversee management performance on behalf of our shareholders;

•	Advocate on behalf of the long-term interests of our shareholders;

•	Monitor adherence to Kforce’s established procedures, standards and policies;

•	Be actively involved in the oversight of risk that could affect Kforce;

•	Promote the exercise of sound corporate governance; and

•	Carry out other duties and responsibilities as may be required by state and federal laws, as well as the NASDAQ Rules.
Board Meetings
During 2014, the Board held five meetings and the five committees of the Board held a total of 26 meetings in the aggregate. Each director attended 100% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all Committees of the Board on which each director served, during the term served.
Board Leadership Structure
The Board believes that Mr. Dunkel’s service as both Chairman of the Board and CEO is in the best interests of Kforce and its shareholders. In his capacity as CEO, Mr. Dunkel frequently meets with current and prospective shareholders to understand their perspectives and insights, which Mr. Dunkel is able to bring back to the full Board. Given Mr. Dunkel’s experience and understanding of the professional staffing industry, as one of Kforce’s founders and significant investors, and the issues, opportunities and challenges facing Kforce and its businesses, the Board believes Mr. Dunkel is best positioned to develop agendas that ensure that the Board’s time and attention are focused on the most critical matters. The Board believes that Mr. Dunkel is a strong and effective leader and that Kforce has been well served by the combination of the two roles since its initial public offering in 1995. Additionally, Mr. Dunkel beneficially owns greater than 5% of Kforce’s outstanding common stock which the Board believes closely aligns Mr. Dunkel’s interest with those of our other shareholders. The Board believes its support of this dual role signals its confidence in the leadership abilities of Mr. Dunkel, enhances information flow, enhances Kforce’s culture, ensures clear accountability and promotes efficient decision making, all of which we believe are essential to effective governance. The Board believes Mr. Dunkel’s CEO duties and in-depth knowledge of Kforce’s business and industry, operations and challenges places him in the best position to both guide and implement the Board’s direction. We also believe that the combined role allows for more productive Board meetings.
The Board also believes that any perceived negative aspects of Mr. Dunkel’s dual role are mitigated by the role of Mr. Struzziero as Chair of the Corporate Governance Committee and lead independent director. Mr. Struzziero serves as a key additional communication point for the independent directors with Mr. Dunkel relating to any concerns raised in the meetings of the independent directors (which occur no less frequently than once a calendar quarter). He also addresses agenda items with Mr. Dunkel. The Board considers Mr. Struzziero to be very effective in this role.

Board Risk Oversight
In 2014, Kforce initiated a comprehensive, integrated enterprise risk management (“ERM”) program to identify, assess, prioritize, address, manage and monitor a broad set of risks across the company. Our ERM program framework divides risk into four categories: financial/strategic risk, client risk, operational risk and employment/legal risk. The risk assessment process is coordinated by our legal and business performance and assurance services ("BPAS") teams which, together with business unit leadership, provide regular risk assessment reports to the Audit Committee. The Audit Committee dedicates a portion of its meetings to reviewing and discussing specific risk topics in greater detail. The Audit Committee also regularly reports ERM program findings, discussions and recommendations to the Board as part of each regularly scheduled Board meeting. The Board remains responsible for the oversight of our overall ERM program with a focus on the most significant risks facing the Company.
In addition, Kforce’s BPAS team, which reports to the Audit Committee, sets forth a comprehensive internal audit plan, which is approved on an annual basis by the Audit Committee. This plan is formulated based on BPAS’s assessment of risk within Kforce, which is partly based on discussions with Kforce’s officers, directors and other key personnel as well as the results of their previous operational and financial audits.
The Board also considers, reviews and discusses various operational, strategic, financial and legal compliance risks through regular reports directly from officers of Kforce who are responsible for oversight of the various risks within Kforce. Materials regularly provided at each Board meeting include: an executive summary that includes, among other items, a risk factors section; Kforce’s financial and operational performance; management’s assessment of the current state of the capital markets and macro-economic environment; management’s analysis on the current state of the staffing industry; corporate development activities; a claims and litigation summary; and reports on other matters that may arise from time to time, which require reporting to the Board.
Also at each regularly-scheduled quarterly meeting of the Board, updates are provided by each of the Audit Committee, Compensation Committee, Nomination Committee and Corporate Governance Committee. The committee reports are meant to summarize committee activities and bring any necessary items to the attention of the full Board.
In addition, on a monthly basis, the Board receives a financial update from management along with a description of certain significant events and risk factors that have occurred in each period as well as any other necessary items requiring the attention of the full Board.
Board Diversity
Kforce believes the backgrounds and experiences of its directors are diverse and enable it to achieve a healthy mix of different perspectives on the Board. Although Kforce has not adopted any formal diversity policy, it believes its Nomination Committee has been successful in crafting a desirable mix of skill sets and backgrounds on the Board. Various Board members have significant expertise in fields such as banking, executive compensation, healthcare, investment banking/strategic advisory, insurance, and sustainability, as well as staffing. Kforce has three individuals who qualify as audit committee financial experts, bringing important points of view and skills to the Board. The Nomination Committee periodically reviews the composition of the Board and its committees and examines the functionality of each, in order to ensure that the Board and its committees have a well functioning mix of diverse backgrounds and expertise.
Commitment to Integrity
The Board has adopted a Commitment to Integrity that is applicable to all employees of Kforce, including the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Commitment to Integrity is available on the Investor Relations section of our website at www.kforce.com.
Minimum Director Stock Ownership
To strengthen the alignment of interests between directors and shareholders, our Board has adopted formal ownership guidelines, which require directors to hold the lesser of three times retainer or 5,000 shares of Common Stock. As of the Record Date, all of our directors were in compliance with the policy. The stock ownership policy is incorporated into the Amended and Restated Corporate Governance Guidelines, which is available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.

Minimum Executive Stock Ownership
To further align the interests between executives and shareholders, our Board has adopted formal ownership guidelines. For its named executive officers (“NEOs”), the following minimum stock ownership guidelines are required by position:
• CEO – the lesser of five times base salary or 200,000 shares of Common Stock;
• President – the lesser of three times base salary or 100,000 shares of Common Stock;
• CFO – the lesser of two times base salary or 50,000 shares of Common Stock; and
• All other NEOs – the lesser of two times base salary or 30,000 shares of Common Stock.
Additionally, the formal ownership guidelines requires all other members of its internal executive committee (a total of 9 members in addition to its 5 NEOs, or an aggregate of 14 members) to hold a minimum of the lesser of one times base salary or 15,000 shares of Common Stock. As of the Record Date, all NEOs and other members of its executive committee were in compliance with the policy. The executive stock ownership policy is incorporated into the Amended and Restated Corporate Governance Guidelines, which is available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.
Clawback Policy
In order to continually enhance the alignment of our corporate governance practices with the interests of our shareholders, the Board amended the Amended and Restated Corporate Governance Guidelines in March 2012 to include a clawback policy. Accordingly, in the event of a restatement of our financial statements as a result of the material noncompliance with any financial reporting requirements under the federal securities laws, the Board will, if it determines appropriate (in its sole discretion and to the extent permitted or required by governing law), recover from current executives any incentive-based compensation for any relevant performance periods beginning after March 30, 2012.
Insider Trading, Anti-Pledging and Anti-Hedging
In February 2013, the Board adopted the Kforce Inc. Amended and Restated Insider Trading and Disclosure Policy, which superseded the previous insider trading policy. This policy governs the trading in Firm securities by directors, officers and employees, their family members, other members of their household, entities controlled by a person covered by the policy, and designated outsiders who have or may have access to the Firm’s material, nonpublic information (collectively referred to as “Insiders”). In addition to other prohibited activities identified within the Amended and Restated Insider Trading and Disclosure Policy, the policy states that (i) no employee, including Insiders, may trade in Kforce securities while in the possession of material, nonpublic information concerning the Firm; (ii) no Insider may trade in Kforce securities during designated black-out periods; (iii) certain Insiders are required to obtain pre-approval to trade in Kforce securities; (iv) no Insider may margin, make any offer to margin, hold any Kforce securities in a margin account or otherwise pledge any of the Firm’s securities as collateral in any way; and (v) no Insider may engage in any hedging transaction relating to Kforce securities (including, without limitation, prepaid variable forwards, equity swaps, collars and exchange funds) or otherwise trade in any interest or position relating to the future price of Kforce securities, such as a put, call or short sale.
Communications with the Board
Shareholders may communicate with the full Board or individual directors by submitting such communications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Such communications will be delivered directly to Kforce’s Board.
Director Attendance at Annual Meetings
Pursuant to its Amended and Restated Corporate Governance Guidelines, all directors are invited to attend the Annual Meeting of Shareholders. Mr. Dunkel, Chairman, attended Kforce’s 2014 Annual Meeting of Shareholders and the other directors did not.
Majority Voting for Directors
Our directors are elected in uncontested elections by a majority vote. In contested director elections, the plurality standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors. The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director is not elected and no successor has been elected at the meeting, he or she shall promptly tender his or her conditional resignation following certification of the shareholder vote. The Nomination Committee shall consider the resignation offer and recommend to the Board whether to accept such offer. The Board will endeavor to act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board accepts the resignation, then the Board, in its sole discretion, may, pursuant to Kforce’s bylaws, fill any resulting vacancy or may decrease the size of the Board.
Committees of the Board
The Board considers all major decisions. The Board, however, has established the following five standing committees so that certain important areas can be addressed in more depth than may be possible in a full Board meeting: an Audit Committee, a Compensation Committee, a Corporate Governance Committee, a Nomination Committee and an Executive Committee. The written charters of the Audit Committee, Compensation Committee, Corporate Governance Committee and Nomination Committee are available on the Investor Relations section of our website at www.kforce.com.
The following table describes the current members of each of the committees and the number of meetings held during 2014.

	AUDIT	COMPENSATION	CORPORATE GOVERNANCE	NOMINATION	EXECUTIVE
W.R. Carey, Jr. * (1)	X	X	X	Chair
David L. Dunkel **					Chair
Mark F. Furlong * (2)	Chair	X	X
N. John Simmons *	X		X
Elaine D. Rosen *		Chair	X	X
Howard W. Sutter **					X
Ralph E. Struzziero * (3)		X	Chair
John N. Allred *	X		X	X
Richard M. Cocchiaro **					X
A. Gordon Tunstall *			X	X	X
Number of Meetings	7	7	4	8	—

*	The Board has determined that these members are independent pursuant to NASDAQ and SEC Rules.

**	The Board has determined that these members are not independent pursuant to NASDAQ and SEC Rules.

(1)
As previously announced in the Current Report on Form 8-K filed on February 26, 2015, Mr. Carey informed Kforce on February 24, 2015 of his decision not to stand for re-election at this Annual Meeting. Mr. Carey will continue to serve the remainder of his term which ends on the date of such meeting.

(2)
In the course of determining the independence of Mr. Furlong, the Board considered that during 2014, Kforce entered into a Third Amendment to the Third Amended and Restated Credit Agreement, with a syndicate led by Bank of America, N.A. and also including Wells Fargo, JPMorgan Chase and BMO Harris Bank. The amended credit agreement resulted in an increase in the maximum borrowing capacity under the Credit Facility from $135 million to $170 million. BMO Harris Bank's portion of the capacity under the amended Credit Facility is $17.5 million. The agreement is considered to be at market rates and the Board does not believe this arrangement impairs Mr. Furlong's independence.

(3)
In the course of determining the independence of Mr. Struzziero, the Board specifically considered the employment of Mr. Struzierro’s son described below in the "Transactions with Related Persons" section and determined that it did not impair Mr. Struzziero's independence.

Audit Committee
The Audit Committee is a separately designated standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee assists the Board in fulfilling its responsibility for oversight of the quality and integrity of our accounting and reporting practices and such other duties as directed by the Board. In discharging this oversight role, the Audit Committee is empowered to investigate any matter brought to its attention, with full access to all books, records, facilities and personnel of Kforce, and the power to retain outside counsel or other experts for this purpose. The Audit Committee has the sole responsibility for the selection, compensation, oversight and termination of the independent auditors who audit our financial statements. In carrying out its responsibilities, the Audit Committee selects, provides for the compensation of, and oversees the work of the independent auditors; pre-approves the fees, terms, and services under all audit and non-audit engagements; reviews the performance of the independent auditors; and monitors and periodically reviews the independence of the independent auditors by obtaining and reviewing a report from the independent auditors at least annually regarding all relationships between the independent auditors and Kforce.
Other responsibilities of the Audit Committee include: reviewing with the internal auditors and the independent auditors their respective annual audit plans, staffing, reports, and the results of their audits; reviewing with management and the independent auditors Kforce’s annual and quarterly financial results, financial statements and results of the independent auditors’ audits and reviews, as applicable, of such financial information; reviewing with the independent auditors any matters of significant disagreement between management and the independent auditors and any other problems or difficulties encountered during the course of the audit and management’s response to such disagreements, problems, or difficulties; conferring with the independent auditors with regard to the adequacy of internal controls; and reviewing with the independent auditors all critical accounting policies and practices, all alternative treatments of financial accounting and disclosures within accounting principles generally accepted in the United States (“GAAP”) that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and other material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences as well as meeting with the independent auditors in executive session to discuss any other matters that the independent auditors believe should be discussed privately with the Audit Committee.
The Audit Committee also oversees Kforce’s internal audit function and compliance with procedures for the receipt, retention and treatment of complaints received by Kforce regarding accounting, internal accounting controls, or auditing matters, and the confidential, anonymous submission of concerns regarding accounting or auditing matters.
Each member of the Audit Committee is independent within the meaning of NASDAQ and SEC Rules. The Board has determined that each of Mr. Furlong and Mr. Simmons, who are both members of the Audit Committee, and Mr. Tunstall is an “audit committee financial expert,” as defined by SEC Rules. The Audit Committee’s responsibilities are more fully set forth in its written charter.
To the extent the Audit Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all other directors that are not committee members).
Compensation Committee
The Compensation Committee reviews overall compensation and employee benefit policies and practices; reviews and recommends to the Board the adoption of, or amendments to, stock-based incentive, performance incentive plans or stock purchase plans; approves any new or amended employment agreements for executive management and grants or awards to executive management under any long-term incentive program; and prepares an annual report on our executive compensation policies and practices as required by SEC Rules. See the “Compensation Discussion and Analysis” section for a description of the role of executive officers in determining or recommending the amount or form of executive and director compensation. With regard to issues within its authority, the Compensation Committee has the sole authority to select, retain and terminate legal counsel, accountants, consultants, financial experts and advisors, including, without limitation, a compensation consultant to assist in the evaluation of director and executive officer compensation, and has the sole authority to approve the consultant’s fees and other retention terms. The Compensation Committee has retained Pearl Meyer & Partners (“PM&P”), an independent executive compensation consultant, annually in recent years to review the Compensation Discussion & Analysis contained in the Proxy Statement, to advise on setting the NEO compensation framework, to regularly provide independent advice on current trends in compensation design and, as needed, to assist with certain other compensation arrangement matters for the NEOs. Additionally, the Compensation Committee considers information gathered by Georgeson, Inc., a strategic shareholder consulting firm, who was engaged by management for shareholder communications on executive compensation and to gather data on shareholder voting methodology and patterns with respect to executive compensation. In accordance with the requirements of Item 407(e)(3)(iv) of Regulation S-K, the Firm has determined that no conflicts of interest exist between the Firm and PM&P (or any individuals working on the Firm’s account on PM&P’s behalf).

To the extent the Compensation Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).
Each member of the Compensation Committee is independent within the meaning of NASDAQ and SEC Rules. The Compensation Committee’s responsibilities are more fully set forth in its written charter.
Corporate Governance Committee
The purposes of the Corporate Governance Committee are to: encourage and enhance communication among independent directors; provide a forum for independent directors to meet separately from management; provide leadership and oversight related to ethical standards; and provide a channel for communication with the CEO. Each member of the Corporate Governance Committee is independent within the meaning of NASDAQ and SEC Rules, and each member of the Board who is independent within the meaning of these rules serves on the Corporate Governance Committee. This committee is designed to fulfill the requirements of NASDAQ Rule 5605(b)(2) (i.e., through the meetings of this committee, our “independent” directors (as determined under the NASDAQ Rules) meet at least once annually in executive session without any of our management present). The Corporate Governance Committee meets on a quarterly basis. The Chair of the Corporate Governance Committee serves as the lead independent director.
The Corporate Governance Committee’s responsibilities are more fully set forth in its written charter.
Nomination Committee
The Nomination Committee makes recommendations to the Board regarding the size and composition of the Board. The Nomination Committee also establishes procedures for the nomination process, recommends candidates for election to our Board and nominates officers for election by the Board. To the extent the Nomination Committee deems it necessary in fulfilling its objectives, it meets in executive session (excluding the Chief Executive Officer, members of management and all non-independent directors).
As set forth in the general guidelines established pursuant to its charter, the Nomination Committee strives to identify directors who will: (i) bring to the Board a variety of experience and backgrounds; (ii) bring substantial senior management experience, financial expertise and such other skills that would enhance the Board’s effectiveness; and (iii) represent the balanced, best interests of our shareholders as a whole and the interests of our stakeholders, as appropriate, rather than special interest groups or constituencies. The Nomination Committee seeks to establish a Board which embraces four core characteristics: character; competition; chemistry and commitment. In selecting individual nominees, the Nomination Committee assesses independence, character and integrity, potential conflicts of interest, experience, diversity of background and the willingness to devote sufficient time to carrying out the responsibilities of a director. The Nomination Committee has the authority to retain a search firm to be used to identify director candidates and to approve the search firm’s fees and other retention terms. The Nomination Committee has not established “minimum qualifications” for director nominees because it is the view of the Nomination Committee that the establishment of rigid “minimum qualifications” might preclude the consideration of otherwise desirable candidates for election to the Board.
The Nomination Committee will consider nominees for the Board that are proposed by our shareholders. The same identifying and evaluating procedures apply to all candidates for director nomination, including candidates submitted by shareholders. Any shareholder who wishes to recommend a prospective nominee for the Board, for the Nomination Committee’s consideration, may do so by giving the candidate’s name and qualifications in writing to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605.
Each member of the Nomination Committee is independent within the meaning of the NASDAQ and SEC Rules. The Nomination Committee’s responsibilities are more fully set forth in its written charter.
Executive Committee
The Executive Committee has the authority to act in place of the Board on all matters which would otherwise come before the Board, except for such matters which are required by law or by our Articles of Incorporation or Bylaws to be acted upon exclusively by the Board.

Directors’ Compensation
The following table shows the annual compensation of our directors, except Mr. Dunkel, for the fiscal year ended December 31, 2014, which consisted of the following components:

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	All Other Compensation (3)(4)	Total
W.R. Carey, Jr.	2014	$92,000	$107,150	$—	$199,150
Mark F. Furlong	2014	$81,000	$107,150	$—	$188,150
N. John Simmons	2014	$30,000	$109,000	$—	$139,000
Elaine D. Rosen	2014	$83,000	$107,150	$—	$190,150
Howard W. Sutter	2014	$—	$—	$1,446,069	$1,446,069
Ralph E. Struzziero	2014	$67,000	$107,150	$—	$174,150
John N. Allred	2014	$68,000	$107,150	$—	$175,150
Richard M. Cocchiaro	2014	$—	$—	$992,398	$992,398
A. Gordon Tunstall	2014	$54,000	$107,150	$—	$161,150

(1)
Fees earned or paid in cash consist of an annual retainer for each Board member of $20,000 and meeting fees for each board or committee meeting attended of $2,000. Fees earned or paid in cash also include annual retainers for each committee chairperson, as follows: $15,000 paid to Mark F. Furlong for his service as Audit Committee Chair, $15,000 paid to Elaine D. Rosen for her service as Compensation Committee Chair, $15,000 paid to Ralph E. Struzziero for his service as Corporate Governance Committee Chair and $10,000 paid to W.R. Carey, Jr. for his service as Nominating Committee Chair. Messrs. Cocchiaro and Sutter are not compensated for their service on the Executive Committee of the Board, which did not meet during 2014.

(2)
During the year ended December 31, 2014, Kforce granted 5,000 shares of restricted stock as a long-term incentive to each member of the Board except for Messrs. Cocchiaro and Sutter. The closing stock price on the date of grant to Messrs. Carey, Furlong, Struzziero, Allred and Tunstall and Ms. Rosen was $21.43. The closing stock price on the date of grant to Mr. Simmons was $21.80. The amounts in this column represent the aggregate grant date fair value.

(3)
Mr. Sutter is employed by us and his compensation in 2014 consisted of: $300,000 in base salary, $396,250 in bonus, $10,459 in matching contributions made by Kforce for 2014 attributable to defined contribution plans and $739,360 of a cash payout to settle and satisfy the Firm’s obligations with respect to the Supplemental Executive Retirement Health Plan (“SERHP”) and the Retirement Health Plan. Mr. Sutter is not compensated for his service on the Board.

(4)
Mr. Cocchiaro is employed by us and his compensation in 2014 consisted of: $175,000 in base salary, $76,563 in bonus, $1,250 in matching contributions made by Kforce for 2014 attributable to defined contribution plans and $739,585 of a cash payout to settle and satisfy the Firm’s obligations with respect to the SERHP and the Retirement Health Plan. Mr. Cocchiaro is not compensated for his service on the Board.

The following table shows the aggregate number of stock awards and options to purchase Kforce stock held by our non-employee directors at December 31, 2014:

Name	Aggregate Number of Stock Awards Held (1)	Aggregate Number of Unexercised Options Held (1)
W.R. Carey, Jr.	7,635	—
Mark F. Furlong	7,635	—
N. John Simmons	5,050	—
Elaine D. Rosen	7,635	10,000
Ralph E. Struzziero	7,635	15,000
John N. Allred	7,635	—
A. Gordon Tunstall	7,635	—

(1)	The beneficial ownership of common shares as of the Record Date for each of our directors is presented below under the heading of “Beneficial Ownership of Common Shares.”

TRANSACTIONS WITH RELATED PERSONS
During 2014, Kforce made payments to a third party, ExecuJet, related to the leasing of aircraft for business-related travel services for certain of our executives in the amount of $332,870. These payments covered customary charges such as flight and fuel charges, and landing fees. An aircraft leased from ExecuJet is partially owned by an entity under the control of our Chairman and Chief Executive Officer, David Dunkel. When the aircraft is not being used by Kforce for business travel or Mr. Dunkel for personal use, ExecuJet has the ability to utilize the aircraft in its chartering operations. Kforce did not pay for Mr. Dunkel’s, or any of its other officers’ or directors’, personal use of the aircraft. The original term of the agreement between ExecuJet and Kforce was for a period of 12 months from its effective date of September 25, 2007 and has been renewed for additional 12-month periods. Pursuant to the agreement with ExecuJet, Kforce receives the maximum discount allowable under applicable Federal Aviation Administration regulations for each hour of flight time, which Kforce believes is at below-market rates for the charter of similar aircraft.
During 2014, Mr. Struzziero’s son was employed by Kforce Government Solutions ("KGS"), a wholly owned subsidiary of Kforce. Mr. Struzziero’s son was hired by KGS leadership in a non-executive business development role based on his extensive experience and knowledge of sales within the government contracting industry. Mr. Struzziero’s son has no involvement in management decisions of KGS. Mr. Struzziero had no influence in the hiring of his son nor does Mr. Struzziero have any involvement in the ongoing compensation and performance-related decisions for his son. Total remuneration paid to Mr. Struzziero’s son was approximately $196,000, which consists of base salary and incentive-based compensation. The Nomination Committee specifically considered the employment of Mr. Struzziero’s son by KGS when determining whether to renominate Mr. Struzziero. It concluded that his son’s employment would not impair Mr. Struzziero’s independence.
Review, Approval or Ratification of Transactions with Related Persons
The Board recognizes that related party transactions can present a heightened risk of potential or actual conflicts of interest and may create the appearance that decisions are based on considerations other than the best interests of Kforce and its shareholders. As a result, the Board prefers to avoid related party transactions. However, the Board also recognizes that there are situations where related party transactions may be in, or may not be inconsistent with, the best interests of Kforce and its shareholders. As a result, the Board has placed responsibility to review related party transactions with the Audit Committee, as indicated in the Audit Committee’s charter. The Audit Committee has the authority to approve all related party transactions that Kforce would be required to disclose in accordance with Item 404 of Regulation S-K. This review and approval takes into account whether the transaction is on terms that are consistent with the best interests of Kforce and its shareholders. While the Board does not currently have a written policy in which the Board evidences its policies and procedures regarding the review, approval or ratification of transactions with related persons, it is confident that the Audit Committee adequately reviews and approves, ratifies or denies all related party transactions that it believes to be significant, and all potential related party transactions that it believes to be significant, that could possibly be required to be disclosed in accordance with Item 404 of Regulation S-K.

PROPOSAL 2. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS
Our consolidated financial statements for the year ended December 31, 2014, have been audited by Deloitte & Touche LLP, independent auditors. The Audit Committee of the Board has selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the fiscal year ending December 31, 2015, to provide review services for each of the quarters in the year then ended, and to perform other appropriate services.
Deloitte & Touche LLP has audited Kforce’s financial statements since the fiscal year ended December 31, 2000. A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting in order to respond to appropriate questions and to make any other statement deemed appropriate.
THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF DELOITTE & TOUCHE LLP TO SERVE AS KFORCE’S INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015.
Independent Registered Public Accountants—Fee Information
Audit Fees
Fees for audit services totaled $969,642 in 2014 and $1,079,110 in 2013, including fees associated with the annual audit and the review of our financial statements included in our Quarterly Reports on Form 10-Q.
Audit-Related Fees
Fees for audit-related services totaled $356,117 in 2014 and $108,495 in 2013. Audit-related services principally include assurance and related services by the independent auditors that are reasonably related to the performance of the audit or review of our financial statements, or other filings that are not captured under “Audit Fees” above. These services included consultations as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, FASB, and other regulatory or standard-setting bodies; internal control reviews, including consultation, under Section 404 of the Sarbanes-Oxley Act of 2002; due diligence services and audits and accounting consultations related to dispositions.
Tax Fees
Fees for tax services, including tax compliance, tax advice and tax planning, to Deloitte & Touche LLP were nil in 2014 and totaled $3,095 in 2013.
All Other Fees
Fees for an annual subscription to a Deloitte & Touche LLP research database totaled $2,000 for 2014 and 2013.
The Audit Committee considered whether Deloitte & Touche LLP’s provision of the above non-audit services is compatible with maintaining such firm’s independence and satisfied itself as to Deloitte & Touche LLP’s independence.
Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors
The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors in order to ensure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific limit above which separate pre-approval is required. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date.
During the fiscal year ended December 31, 2014, 100% of services were pre-approved by the Audit Committee in accordance with this policy.

AUDIT COMMITTEE REPORT
Kforce Inc.’s Audit Committee is composed of four directors, all of whom the Board has determined to be independent within the meaning of the NASDAQ and SEC Rules. The Audit Committee assists the Board in general oversight of Kforce Inc.’s financial accounting and reporting process, system of internal control and audit process.
Kforce Inc.’s management has primary responsibility for Kforce Inc.’s consolidated financial statements and for maintaining effective internal control over financial reporting. Kforce Inc.’s independent auditors, Deloitte & Touche LLP, are responsible for expressing an opinion on Kforce Inc.’s consolidated financial statements as to whether they present fairly, in all material respects, Kforce Inc.’s financial position, results of operations and cash flows, in conformity with GAAP and an opinion on the effectiveness of Kforce’s internal control over financial reporting based on the criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. This opinion is based on their audits.
In this context, the Audit Committee reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with Kforce Inc.’s management;
2. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T;
3. The Audit Committee has received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the audit committee concerning independence, and has discussed with the independent auditors the independent auditors’ independence; and
4. Based on the review and discussion referred to in the above paragraphs, the Audit Committee recommended to the Board that the audited financial statements be included in Kforce Inc.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for filing with the SEC. The Audit Committee has also selected Deloitte & Touche LLP, subject to ratification by shareholders, to audit our consolidated financial statements for the year ending December 31, 2015, and to provide review services for each of the quarters in the year ending December 31, 2015.
Submitted by the Audit Committee
Mark F. Furlong (Chairman)
John N. Allred
W.R. Carey, Jr.
N. John Simmons
The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

BENEFICIAL OWNERSHIP OF COMMON SHARES
Directors and Named Executive Officers
The following table shows the amount of Kforce common shares beneficially owned as of the Record Date by: (a) our NEOs; (b) our directors; and (c) all of our directors and executive officers as a group.

	Beneficially Owned Kforce Common Shares
Name of Individual or Identity of Group	Number (1)(2)	Percent of Class
David L. Dunkel	2,120,113	7.2%
Joseph J. Liberatore	390,505	1.3%
David M. Kelly	116,769	*
Kye L. Mitchell	95,278	*
Jeffrey T. Neal	110,422	*
W.R. Carey, Jr.	40,569	*
Mark F. Furlong	47,669	*
N. John Simmons	5,050	*
Elaine D. Rosen	41,569	*
Howard W. Sutter	665,480	2.2%
Ralph E. Struzziero	71,773	*
John N. Allred	28,071	*
Richard M. Cocchiaro	957,843	3.2%
A. Gordon Tunstall	12,883	*
All directors and executive officers as a group (17 persons)	4,936,145	16.7%

*	Less than 1% of the outstanding common shares

(1)	Includes the number of shares subject to purchase pursuant to currently exercisable options, as follows: Ms. Rosen, 10,000 and Mr. Struzziero, 15,000.

(2)
Includes 1,214,648 shares as to which voting and/or investment power is shared or controlled by another person, as follows: Mr. Dunkel, 60,859 (shares held by the David L. Dunkel 2011 Irrevocable Trust over which Mr. Dunkel has shared dispositive power); Mr. Sutter, 5,000 (shares held by spouse), 498,516 (shares held by Sutter Investments Ltd. of which H.S. Investments, Inc. is the sole general partner) and 149,176 (shares held by the Dunkel Family Receptacle Trust of which Mr. Sutter is the sole trustee); Mr. Struzziero, 1,987 (shares held by spouse); and Mr. Cocchiaro, 5,463 (shares held by Cocchiaro Family Foundation), 164,549 (shared held by the David Dunkel Jr Family Trust of which Mr. Cocchiaro is the sole trustee), 164,549 (shared held by the Matthew R. Dunkel Family Trust of which Mr. Cocchiaro is the sole trustee), and 164,549 (shares held by the Kristen A. Conner Family Trust of which Mr. Cocchiaro is the sole trustee).

Owners of More Than 5%
The following table shows the number of common shares held by persons known to Kforce, in addition to Mr. Dunkel (whose business address is c/o Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605), to beneficially own more than 5% of our outstanding shares of Common Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
BlackRock, Inc. (1) 40 East 52nd Street New York, New York 10022	2,897,043	9.8%
T. Rowe Price Associates, Inc. (2) 100 E. Pratt Street Baltimore, Maryland 21202	2,284,065	7.7%
The Vanguard Group (3) 100 Vanguard Blvd. Malvern, PA 19355	1,592,346	5.4%

(1)
Based on Amendment No. 6 to Schedule 13G filed January 15, 2015 in which BlackRock, Inc. reported that, as of December 31, 2014, it had sole voting power over 2,829,689 of the shares and sole dispositive power over all 2,897,043 shares.

(2)
Based on Amendment No. 7 to Schedule 13G filed February 13, 2015 in which T. Rowe Price Associates, Inc. (“Price Associates”) reported that, as of December 31, 2014, it had sole voting power over 535,760 of the shares and sole dispositive power over all 2,284,065 shares. These securities are owned by various individual and institutional investors which Price Associates serves as an investment adviser with power to direct investments and/or sole power to vote the securities. For the purposes of the reporting requirements of the Securities and Exchange Act of 1934, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities.

(3)
Based on a Schedule 13G filed February 10, 2015 in which The Vanguard Group reported that, as of December 31, 2014, it had sole voting power over 38,020 of the shares and sole dispositive power over 1,556,326 shares.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires Kforce directors, executive officers and persons holding more than 10 percent of our Common Stock to file reports of ownership and changes in ownership of the Common Stock with the SEC. The directors, officers and 10 percent shareholders are required by the SEC regulations to furnish us with copies of all Section 16(a) reports that they file. The SEC has designated specific due dates for these reports and we must identify in this proxy statement those persons who did not file these reports when due.
Based solely on our review of copies of the reports received by us and written representations from certain reporting persons, we believe that all directors, executive officers and persons holding more than 10 percent of our Common Stock were in compliance with their filing requirements for all transactions that occurred during our most recent fiscal year.

EXECUTIVE OFFICERS
Peter M. Alonso, 53, has served as Chief Talent Officer since January 2009. Prior to his appointment as Chief Talent Officer, Mr. Alonso served as President of Health & Life Sciences and President of Technology Staffing, subsidiaries of Kforce, since 2000 and has held several other positions of increasing responsibility within Kforce since 1985. Prior to joining Kforce, Mr. Alonso held positions at Zenith Electronics Corporation.
Michael R. Blackman, 60, has served as Kforce’s Chief Corporate Development Officer since December 2009. Prior to his appointment as Chief Corporate Development Officer, Mr. Blackman served as Senior Vice President of Investor Relations from 1999 to 2009 and Director of Selection and Senior Consultant in the healthcare services specialty from 1992 to 1999.
David L. Dunkel, 61, has served as Kforce’s Chairman, Chief Executive Officer and a director since its formation in 1994. Prior to August 1994, he served as President and Chief Executive Officer of Romac-FMA, one of Kforce’s predecessors, for 14 years.
David M. Kelly, 49, has served as Kforce’s Senior Vice President and Chief Financial Officer since January 2013 and Corporate Secretary since February 2013. Mr. Kelly joined Kforce in 2000 and has served as Senior Vice President, Finance and Accounting from February 2009 to December 2012, Corporate Assistant Secretary from October 2010 to February 2013, Vice President, Finance from January 2005 to February 2009, Chief Accounting Officer from November 2000 to January 2005 and Group Financial Officer from January 2000 to November 2000. Prior to joining Kforce, Mr. Kelly served in various roles with different companies that included treasury director, vice president, and controller.
Joseph J. Liberatore, 52, has served as Kforce’s President since January 2013 and served as Corporate Secretary from February 2007 to February 2013. Prior to his appointment as President, Mr. Liberatore served as Chief Financial Officer from October 2004 to December 2012, Executive Vice President from July 2008 to December 2012, Senior Vice President from 2000 to July 2008, Chief Talent Officer from 2001 to 2004 and Chief Sales Officer from September 2000 to August 2001. Mr. Liberatore has served in various other roles in Kforce (and its predecessors) since 1988.
Kye L. Mitchell, 45, has served as Chief Operations Officer for the East Region since January 2013. Prior to her appointment as Chief Operations Officer, Ms. Mitchell served as a Field President from January 2009 through December 2012, Market President from February 2006 to December 2008, and Market Vice President from February 2005 through January 2006. Ms. Mitchell joined Kforce in 2005 through the acquisition of VistaRMS for which she served as President.
Jeffrey T. Neal, 47, has served as Chief Operations Officer for the West Region since January 2013. Prior to his appointment as Chief Operations Officer, Mr. Neal served as Field President from January 2006 through December 2012, and Group President from June 2004 through December 2006. Mr. Neal joined Kforce through its merger with Hall Kinion (in 2004) where he served as Senior Vice President of National Accounts and the Central Region. Prior to joining Hall Kinion in 1994, he began his staffing industry career with Oxford and Associates in Silicon Valley and held management positions at a consumer sales and marketing firm.
Sara. R. Nichols, 42, has served as Chief Accounting Officer and Principal Accounting Officer since September 2013. Prior to her appointment as Chief Accounting Officer, Ms. Nichols served as the Vice President, Finance from February 2009 to September 2013, Chief Accounting Officer from August 2007 to February 2009 and Director of Business Process Management from May 2005 to August 2007. Prior to joining Kforce, Ms. Nichols held positions with Arthur Andersen, LLP, TMP Worldwide’s eResourcing division and Cox Target Media, Inc.

COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Discussion and Analysis (“CD&A”) provides a detailed description of our executive compensation philosophy, our overall objectives, each element of our executive compensation and the underlying compensation framework. The CD&A contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs, which could differ materially based on actual results.
The CD&A primarily focuses on the compensation of our NEOs for the fiscal year ended December 31, 2014. For purposes of this discussion, Kforce’s NEOs for the year ended December 31, 2014 were:

•	David L. Dunkel, Chairman and Chief Executive Officer

•	Joseph J. Liberatore, President

•	David M. Kelly, Chief Financial Officer

•	Kye L. Mitchell, Chief Operations Officer, East

•	Jeffrey T. Neal, Chief Operations Officer, West
The Compensation Committee (“Committee”) employs the following compensation philosophies and governance policies in establishing and determining executive compensation targets and outcomes. Additional detail and discussion regarding the philosophies and policies are included in the CD&A below.

Compensation Philosophy	Corporate Governance Policies
• Target total annual NEO compensation at the market median	• Clawback Policy
• Place greater weight on performance-based compensation relative to fixed compensation to maximize the alignment of performance and shareholder value	• Executive Stock Ownership Guidelines
• Place greater weight on long-term incentive compensation to enhance shareholder alignment and retention	• Insider Trading, Anti-Pledging and Anti-Hedging Policy
• Pay opportunities and compensation program design should be competitive with the market
• Share ownership should be promoted
• Tax deductibility of executive compensation should be considered
Executive Summary
At the 2014 Annual Meeting of Shareholders, Kforce’s “Say on Pay” proposal received substantial shareholder support with more than 95% of the votes (excluding broker non-votes) being cast “for” Kforce’s executive compensation. The Committee believes this vote reflects our shareholders’ strong support of the redesigned NEO compensation framework for fiscal years 2013 to 2015, including the communicated updates to the framework for 2014, and the executive compensation actually paid in the context of Kforce's performance results.
The NEO compensation framework for fiscal years 2013 to 2015 reduces NEO compensation from the 2012 NEO compensation plan, further aligns NEO compensation with Kforce’s performance using longer-term measurement periods, targets NEO compensation at the market median of similar positions within similarly sized companies and establishes lower maximum compensation levels and consistency with the broader market of similarly sized companies in the business services community, while providing the opportunity for larger awards for superior performance. The changes to 2012 executive compensation and the redesigned NEO compensation framework were in response to a majority of shareholders voting “against” the "Say on Pay" proposal at the 2012 Annual Meeting of Shareholders held on June 19, 2012 and reflected the feedback received from an extensive shareholder outreach program during 2012 and 2013 to understand shareholders’ perspectives related to Kforce’s executive compensation. This outreach program in 2012 included a direct role from the Chairwoman of the Committee. The primary updates to the 2013 to 2015 NEO compensation plan framework include the following:

•	Maximum amounts that can be earned by the CEO, President and CFO in the annual incentive plan were reduced to 200% of base salary from 400% of base salary;

•
Modified the equity-based long-term incentive ("LTI") award plan, based upon a pre-defined dollar amount of an LTI pool (a number of shares are awarded equal to the pre-defined dollar amount divided by the share price on the date of grant) not to exceed the lesser of 2% of market capitalization or $13 million (as adjusted for 2015 from $9 million in the initial 2013 to 2015 NEO compensation plan framework). The dollar amount of the LTI pool is to be based upon the three-year total shareholder return ("TSR") performance of Kforce’s common stock relative to its industry peer group; previous awards were based on the one-year TSR performance; and

•
Added a modified equity-based LTI award plan and cash bonus for the CEO in 2014 and for the President in 2015 ("Modified Equity-Based LTI and Cash Bonus"). Consistent with the equity-based LTI award plan for the other NEOs, the modified equity-based LTI is based on Kforce's three-year TSR relative to our industry peer group. However, the equity-based LTI award can be reduced or eliminated, or the total LTI award can be increased with a cash bonus component, depending on Kforce’s three-year TSR relative to a separately designated peer group, which is selected annually by the Committee in consultation with PM&P and is representative of the broader market.

2014 Pay and Performance Alignment
The compensation components and results as they relate to the 2014 NEOs reflect the significant changes made by the Committee in designing the 2013 to 2015 compensation framework, which targets total annual NEO compensation at the median of Kforce’s 2014 Industry Peer Group (as defined below) and uses the 2014 Separately Designated Peer Group (as defined below) to determine the Modified Equity-Based LTI and Cash Bonus. The compensation components include base salary, performance-based annual incentive compensation, discretionary bonuses, and performance-based equity-based LTI and performance-based modified equity-based LTI and cash bonus. The following is a summary of the performance measurements and resulting pay for the NEOs:

•	Base salaries for Messrs. Dunkel, Liberatore, Kelly, and Neal and Ms. Mitchell were set at $800,000, $600,000, $375,000, $350,000 and $350,000, respectively.

•
Annual incentive compensation was based on the measurement of three pre-established performance components including: (i) total firm annual adjusted revenue; (ii) adjusted earnings per share (“EPS”); and (iii) individual performance in the context of the achievement of management business objectives (“MBOs”) related to operational and business unit achievements.

•
The Firm achieved 2014 non-GAAP annual adjusted revenues of $1,319.9 million, relative to a target of $1,267.0 million. Total annual revenues from continuing operations reported for the year ended December 31, 2014 were $1,217.3 million but were adjusted upward for purposes of the calculation of the Incentive Bonus, due to the disposition of Kforce's former Health Information Management ("HIM") operating segment, by $102.6 million. Prior to the disposition of HIM in August 2014, $102.6 million was the amount of actual revenues through the date of sale and forecasted revenues for the remainder of the year for HIM, which were not attainable due to its disposition.

•
The Firm achieved non-GAAP adjusted EPS of $1.24, relative to a target of $1.05. The adjusted EPS achievement includes non-GAAP annualized adjusted earnings from HIM, but excludes the gain from the disposition of HIM.

•	Individual accomplishments, business unit performance and overall Firm performance were evaluated and individual incentives were determined for each NEO.
•The outstanding performance results of the leadership team drove the total annual incentives earned for 2014 as shown in the table below:

Name	2014 Incentive Bonus	Incentive Bonus as a Percentage of Salary
David Dunkel	$1,548,000	193.5%
Joseph Liberatore	$1,042,400	173.7%
David Kelly	$563,750	150.3%
Kye Mitchell	$370,625	105.9%
Jeffrey Neal	$783,125	223.8%

•
Kforce’s three-year TSR performance ending on December 31, 2014 of 116.4% ranked 3rd and achieved a 75th percentile ranking versus our 2014 Industry Peer Group, which resulted in an equity grant pool of $7,000,000 for the LTI awards. The awards related to the 2014 performance period and were granted in the form of equity in January 2015.

•
Kforce’s three-year TSR performance ending on December 31, 2014 ranked 3rd and achieved an 89th percentile ranking versus our 2014 Separately Designated Peer Group, which resulted in a long-term cash incentive for Mr. Dunkel of $525,000.

•
Based on Kforce's performance and our 2014 annual compensation review, and in order to align pay with performance, the Committee decided to make an additional LTI award such that the total of awards for the 2014 performance period aligned with the planned increase to the LTI pool for 2015 of $4,000,000, as discussed below.

•The grant date fair value of these two equity awards for the 2014 performance period and granted in January 2015 for the NEOs are shown in the table below:

Name	2014 TSR-Based LTI Equity Award Value	2014 Additional Equity Award Value	2014 Total Equity Award Value
David Dunkel	$1,050,000	$785,000	$1,835,000
Joseph Liberatore	$840,000	$630,000	$1,470,000
David Kelly	$490,000	$277,500	$767,500
Kye Mitchell	$490,000	$277,500	$767,500
Jeffrey Neal	$490,000	$277,500	$767,500
Additionally, the Committee concluded that considerable importance should be placed on the following key operational and financial achievements:

•	The 2014 TSR was 20.2%, ranking it 2nd versus our 2014 Industry Peer Group.

•
During 2014, Kforce effectively managed and used cash flows to return value to the shareholders and returned $115 million of capital to shareholders in the form of $102 million in share repurchases and $13 million of dividends. Management continued the quarterly dividend program and increased the dividend to $0.11 per share during the fourth quarter of 2014.

•
Kforce sold its former HIM operating segment for a total cash purchase price of $119.0 million, or $71.1 million after transaction costs and taxes. This sale simplified our business model and narrowed the focus on our core business. Certain NEOs shared significant responsibility for conceiving and carrying out the transaction in addition to their ongoing day-to-day responsibilities and duties.

During 2014, the Committee analyzed the results of its annual review of compensation targets. The review focused on:

(i)	compliance with the framework and alignment with performance;

(ii)	effectiveness of the compensation framework; and

(iii)	competitiveness of our executive compensation within our 2014 Separately Designated Peer Group and companies within a similar industry group using publicly available market data.
This review, performed with the assistance of PM&P, showed that expected 2014 NEO pay compared to pay at the 2014 Separately Designated Peer Group was generally at or just above the 25th percentile, despite the Company’s much better relative TSR performance and stated goal to be at market median. The Committee believed this disparity between pay and performance outcomes should be addressed in the context of the high performance outcomes. As a result, the Committee approved restricted stock grants, primarily for retention purposes, to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell of 31,298 shares, 35,095 shares, 35,095 shares and 35,095 shares, respectively. Mr. Dunkel did not receive a restricted stock grant at this time primarily due to his already significant stock holdings. Each of the restricted stock grants will vest over a period of five years at a rate of 20% annually beginning on August 25, 2015, with the final vesting occurring on August 25, 2019.
Additionally, and as a result of certain NEOs' efforts in achieving a better-than-expected sale price for HIM as compared to the preliminary estimates from bankers, and after consultation with PM&P to determine a reasonable award relative to the favorable transaction results, the Committee approved transaction-related bonuses of $1,710,000 to Mr. Dunkel, and 56,952 and 35,095 shares of common stock to Messrs. Liberatore and Kelly, respectively.

2014 and 2015 Executive Compensation Modifications
Throughout 2014, the Committee continued to monitor the progress and results of the 2013 to 2015 NEO compensation framework to ensure continued alignment with its stated compensation philosophy and gave particular attention this year in light of the significance of the changes made in 2013.
LTI Pool and Allocation Percentages
As a result of the annual compensation review discussed above, as well as to provide an opportunity for LTI awards to be given to a wider range of senior leaders within the Firm, the Committee decided to better align pay with performance by adjusting the LTI pool from an initial range of $4 million to $9 million to a new range of $8 million to $13 million beginning in the 2015 performance period. Additionally, the Committee determined the pool should continue to be allocated on a sliding scale based on performance and to allocate a greater percentage to a wider range of senior leaders within the Firm, going well beyond the NEO group.
Modified Equity-Based LTI and Cash Bonus Plan
As previously mentioned, the CEO participates in the Modified Equity-Based LTI and Cash Bonus plan. The structure of this plan was modified from the initial 2013 to 2015 compensation framework and was implemented for the 2014 performance period because the Committee believes it maximizes the alignment of CEO compensation and shareholder value.
The modified long-term incentive plan provides for a potential adjustment to the equity-based LTI, either by a reduction or elimination, or by an increase to the total LTI award with a cash bonus component, based on a performance multiplier determined by Kforce’s three-year TSR relative to a separately designated peer group representing the broader market. Award amounts resulting from a performance multiplier of up to 100% are paid in equity and impact the equity-based LTI award amount, while any amounts resulting from a performance multiplier of greater than 100% are paid in cash.
The Committee believes the changes:

(i)	more effectively reward the CEO;

(ii)	strengthen the alignment between pay and performance;

(iii)	adjust the CEO’s pay program to be more consistent with the intent of the 2013 to 2015 compensation framework and the other NEOs; and

(iv)	are more consistent with our compensation philosophies as noted above.
After review of the final results for 2014, the Committee determined it was appropriate to also adjust the President’s LTI award plan to include the Modified Equity-Based LTI and Cash Bonus in order to more closely align with the CEO compensation structure. This modification will be implemented in 2015 for the 2015 performance period, and therefore will not impact the Earned Compensation Table or the Summary Compensation Table ("SCT") for 2014. The Committee believes this adjustment to the compensation framework will continue to hold the President to a very high standard of performance and will enhance the alignment of the President's compensation with shareholder value.
Shareholder Outreach
Management annually engages in a shareholder outreach program to discuss important governance and executive compensation decisions. We believe our shareholder outreach effort helps to strengthen our governance practices and processes as well as our compensation program and understanding of our shareholders’ concerns and issues on which they are focused. We remain committed and will continue to make it a priority to ensure that we continue to engage with our shareholders in the future. During 2014, we reached out to our top 15 institutional shareholders, representing over 55% of our shares outstanding, regarding their views about executive pay programs and corporate governance policies. These institutional shareholders acknowledged the steps we have taken and were pleased with the structure of the pay programs and our governance policies.

Compensation Committee Roles and Responsibilities
The Committee is responsible for setting Kforce’s compensation principles to guide the design of its executive compensation framework. The Committee is also responsible for determining the annual compensation of the CEO and the other executive officers, including the other NEOs. The practice of the Committee has been to develop a three-year NEO compensation framework, which was most recently performed during 2012 for the 2013 through 2015 period.
The Committee has engaged PM&P, a national independent consulting firm, to serve as the Committee’s executive compensation advisor. In determining the NEO compensation framework, PM&P assisted in benchmarking Kforce’s NEO compensation framework against Kforce’s industry peer group as well as other peer groups using companies reasonably similar to Kforce and considered other shareholder information gathered by Georgeson, Inc. On an annual basis, compensation paid under the three-year NEO compensation framework is reviewed for:

(i)	compliance with the framework and alignment with performance;

(ii)	effectiveness of the compensation framework; and

(iii)
competitiveness of our executive compensation (including base salary and annual and long-term incentives) within our industry peer group and companies within a similar industry group using publicly available market data.

PM&P provides no services to the Firm other than executive compensation consulting services as requested by the Committee. The Committee assessed PM&P’s independence based on various factors and has determined that PM&P’s engagement and the services provided by PM&P to the Committee did not raise any conflict of interest.
The Committee makes every effort to maintain its independence and objectivity. The Committee meets in executive session on a quarterly basis for discussions or decisions regarding executive compensation. While the Committee receives input from the CEO, President and the CFO and discusses compensation with them, the ultimate determination regarding the annual compensation of the CEO and other executive officers, including the NEOs, is in the Committee’s sole and absolute discretion. The Committee is committed to:

(i)	staying informed of current issues and emerging trends;

(ii)	ensuring Kforce’s executive compensation program remains aligned with best practices and are in the best interest of the shareholders; and

(iii)	establishing and maintaining our pay-for-performance executive compensation program consistent with our shareholders’ interests while providing appropriate incentives to our executives.
Executive Compensation Philosophy and Other Practices
Executive Compensation Philosophy
Kforce’s executive compensation philosophy is to attract, motivate and retain highly qualified executives who are able to maximize shareholder value. In seeking to carry out this philosophy and employ highly qualified executives, Kforce has embraced certain principles intended to guide compensation design and administrative decisions made by the Committee, the Board and management. Those principles include:

a)	NEO compensation should place greater weight on performance-based compensation relative to fixed compensation to maximize the alignment of performance and shareholder value;

b)	NEO compensation should place greater weight on long-term incentive compensation to enhance shareholder alignment and retention;

c)	pay opportunities and compensation program design should be competitive with the market;

d)	share ownership should be promoted; and

e)	tax deductibility of executive compensation should be considered.

Alignment of Compensation with Performance and Shareholder Interests
The Committee believes executive compensation should be aligned with Kforce’s performance and total shareholder returns. The Committee emphasizes the use of variable performance-based compensation over fixed compensation, such as base salaries, to effectively motivate our NEOs to drive operational performance without encouraging unreasonable risk. The Committee also recognizes, and considers in determining compensation levels, that disparities may arise between Kforce’s performance and shareholder returns at certain times due to, among other factors, market and economic conditions. As a result, in the 2013 to 2015 NEO compensation framework the Committee uses different performance measurements in its annual incentive and long-term incentive programs. Our annual incentive plan uses a combination of EPS and revenue metrics as performance measurements in addition to evaluating individual performance in the context of the achievement of MBOs. Both the equity-based LTI and Modified Equity-Based LTI and Cash Bonus awards use a relative three-year TSR as a basis for determining awards compared to the industry peer group. For determining the cash amount paid under the Modified Equity-Based LTI and Cash Bonus, the three-year relative TSR is compared to a separately designated peer group.
The Committee believes the amount of performance-based compensation, or compensation “at risk,” that can be earned by its NEOs should align with the interests of our shareholders and is an integral part of Kforce’s business strategies.
The charts below show fixed compensation (represented by base salary), performance-based compensation (including any earned bonus, annual incentive compensation and LTI compensation based on predetermined performance objectives) and additional LTI award compensation to align pay for performance as compared to Kforce's peers, as a percentage of total direct compensation (“TDC”) for the CEO and the other NEOs in the aggregate for 2014. Grants of restricted stock are made pursuant to the achievement of pre-established performance criteria and we include them in performance-based compensation for this reason. We have used TDC for the purposes of the charts below. We define TDC as the amount of total compensation in the SCT less the amounts included in:

(i)	changes in pension value and nonqualified deferred compensation earnings column of the SCT; and

(ii)	all other compensation column of the SCT.
We exclude these two columns because the figures are neither fixed (the value will fluctuate over time) nor performance-based (changes are driven by factors other than performance, such as long-term interest rates).

(1)
Performance-based compensation above includes the transaction-related bonus approved by the Committee as a result of the sale of HIM, which was determined by the Committee to be above and beyond the pre-established targets.

(2)
The additional LTI awards during 2014 to align pay and performance were not included in either fixed compensation as they were not part of base salary or in performance-based compensation as they were not based on pre-established targets within the framework for the 2014 performance period.

Compensation and Plan Design should be Competitive with the Market
The Committee believes Kforce’s compensation programs should provide significant cash and equity incentives for superior performance, which also results in significant relative shareholder value, to attract, motivate and retain executive officers and to adequately compete with public and private company competitors. The Committee believes the 2013 to 2015 NEO compensation framework, including the updates to this framework, achieves this result. Attracting and retaining key management talent is critical to the success of a staffing firm in which people represent the true “assets” of such a company. Understanding competitive market pay levels is essential to hiring and retaining qualified executives able to drive our long-term profitable growth. The Committee further believes it is important to be knowledgeable concerning best practices and how comparable organizations compensate their executives. The Committee has historically retained PM&P to assist in executive compensation arrangement matters.

The Committee also takes into account that Kforce competes for executive talent in an industry populated by many single-service private firms owned by entrepreneurial individuals and firms financed by private-equity firms, which represent our most effective competition in many markets. Large financial rewards are frequently generated for owners of these private companies, and knowledge gained from Kforce’s past acquisitions has led to a desire to take into account such philosophies of superior pay for superior performance in order for our executive compensation program to remain competitive with the programs of these private companies.
The Committee reviews compensation data from several independent sources to determine whether Kforce’s executive compensation program continues to be competitive. Kforce’s competitive market for executive talent is primarily staffing organizations; however, the Committee also reviews pay data for other comparably sized professional service organizations because Kforce generally requires skills from a more varied set of backgrounds. For the 2014 compensation program, total pay levels for our NEOs were targeted at the 50th percentile with respect to our peers while payouts for superior performance may exceed this level. The Committee believes targeting our executive compensation at the median and the opportunity for larger awards for superior performance provides adequate retention of our NEOs and provides a significant incentive to our NEOs to exceed targeted performance.
Share Ownership should be Promoted
The Committee believes Kforce’s executives should have a personal financial stake directly aligned with the interests of our shareholders. As a result, long-term equity incentives, including stock options, stock appreciation rights and full-value awards such as restricted stock, are or have been included in Kforce’s executive compensation program. In addition, all employees, including the NEOs, are eligible to purchase stock through the Kforce Inc. 2009 Employee Stock Purchase Plan.
To further align the interests between executives and shareholders, our Board has adopted formal ownership guidelines. For its NEOs, the following minimum stock ownership guidelines are required by position:
• CEO – the lesser of five times base salary or 200,000 shares of Common Stock;
• President – the lesser of three times base salary or 100,000 shares of Common Stock;
• CFO – the lesser of two times base salary or 50,000 shares of Common Stock; and
• All other NEOs – the lesser of two times base salary or 30,000 shares of Common Stock.
As of the Record Date, all NEOs and other members of its executive committee were in compliance with the policy. The executive stock ownership policy is incorporated into the Amended and Restated Corporate Governance Guidelines, which is available under "Corporate Governance" in the Investor Relations section of our website at www.kforce.com.
Kforce Considers the Tax Deductibility of Executive Compensation
Kforce considers the possible tax consequences in the design of its executive compensation programs. However, tax consequences, including tax deductibility, are subject to many factors (such as changes in the tax laws and regulations, the interpretations of such laws and regulations, and the nature and timing of various decisions by executives regarding stock options and other rights) beyond Kforce’s control. In addition, Kforce believes it is important to retain maximum flexibility in designing compensation programs to meet its stated objectives. While Kforce considers tax deductibility as one of the factors in designing compensation programs, for all of the above reasons, Kforce does not limit compensation to those levels or types of compensation that will be deductible. Kforce will consider alternative forms of compensation, consistent with its compensation goals that preserve deductibility.
We have structured the 2006 Stock Incentive Plan, and its subsequent amendments, as well as the 2013 Stock Incentive Plan, such that gains from the exercise of stock options and stock appreciation rights will be fully deductible to Kforce for federal income tax purposes under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, to the extent they are performance-based, certain other forms of compensation may be deductible. Kforce reserves the right to grant compensation that would not ordinarily be deductible, including salary, discretionary incentives, time-based (rather than performance-based) restricted stock and executive perquisites to the extent deemed to be in the shareholders’ interests even if such compensation may result in less than full tax deductibility to Kforce.

Financial and Operational Summary
The Committee believes Kforce has an outstanding management team, which has produced strong financial results and shareholder returns in comparison to its industry peer group. The following are what the Committee believes to be the significant financial and shareholder return achievements of Kforce and our management team over the last three years:

•
Kforce’s three-year TSR performance ending on December 31, 2014 of 116.4% ranked 3rd and achieved a 75th percentile ranking versus our 2014 Industry Peer Group. 2014 TSR was 20.2%, ranking it 2nd versus our 2014 Industry Peer Group.

•
Net service revenues from continuing operations increased 13.4% to $1.22 billion in 2014 from $1.07 billion in 2013. Flex revenues from continuing operations increased 14.2% to $1.17 billion in 2014 from $1.03 billion in 2013. Search revenues from continuing operations decreased 3.6% to $46.7 million in 2014 from $48.4 million in 2013.

•	Net income of $90.9 million for the year ended December 31, 2014 increased $80.1 million from net income of $10.8 million for the year ended December 31, 2013.

•
Income from continuing operations for the year ended December 31, 2014 increased to $29.4 million from $5.3 million for the year ended December 31, 2013. Diluted earnings per share from continuing operations for the year ended December 31, 2014 increased to $0.93 from $0.16 per share for the year ended December 31, 2013.

•
During 2014, Kforce effectively managed and used cash flows to return value to the shareholders and returned $115 million of capital to shareholders in the form of $102 million in share repurchases and $13 million of dividends. Management continued the quarterly dividend program and increased the dividend to $0.11 per share during the fourth quarter of 2014.

•
Kforce sold its former HIM operating segment for a total cash purchase price of $119.0 million, or $71.1 million after transaction costs and taxes. This sale simplified our business model and narrowed the focus on our core business. Certain NEOs shared significant responsibility for conceiving and carrying out the transaction in addition to their ongoing day-to-day responsibilities and duties.

Key recent operational achievements include:

•
During October 2013, the Firm commenced a plan to streamline its leadership and support-related structure to better align a higher percentage of personnel in roles closest to the customer through an organizational realignment. The new organizational design is intended to provide improved accountability and deliver better results for our clients, consultants and core personnel. Additionally, the Firm believes this organizational realignment will help the Firm achieve and potentially surpass prior peak operating margins of 7.4% from 2007.

•
The Firm successfully implemented a plan to accelerate revenue growth. Beginning in the fourth quarter of 2012 and continuing throughout 2014, management made significant investments in the hiring of associates responsible for generating revenue in its staffing business to capture the current and expected future demand in the marketplace for the services provided by Kforce. The increase in revenue generator headcount from 2013 to 2014 was 6.3% and from 2012 to 2013 was 10.3%. We believe the investment strategy will continue to benefit the Firm as newer associates continue to increase their productivity over time, which will result in revenue growing faster than investments in headcount. Going forward, the Firm expects to continue to hire additional revenue generators in those lines of business, geographies and industries we believe present the greatest opportunity for growth.

Industry Peer Group and Benchmarking
The industry peer group is one of the building blocks of the executive compensation program because it provides the Committee with fact-based data and insight into external compensation practices. The industry peer group provides information about pay levels, pay practices and performance comparisons. The primary criteria for peer group selection includes peer company customers, revenue footprint (i.e., revenues derived from different industries as a percentage of total revenues), geographical presence, talent, capital, size (i.e., total revenues, market capitalization and domestic presence), complexity of operating model and companies with which we compete for executive level talent. We focus on selecting public staffing companies that are active in recruiting and placing similar skill sets at similar types of clients.
2014 Industry Peer Group:

CDI Corporation	Manpower Inc.	Resources Connection, Inc.
CIBER, Inc.	On Assignment, Inc.	Computer Task Group Inc.
TrueBlue Inc.	Robert Half International Inc.
There was no change in the industry peer group between 2014 and 2013.

The 2014 Industry Peer Group had the following financial statistics for 2014 (in thousands, except percentages):

	Revenue	Market Capitalization
25th Percentile	$793,818	$330,459
Median	$1,491,447	$770,121
75th Percentile	$2,804,287	$2,610,405

Kforce Inc.	$1,217,331	$709,736
Percentile Rank	50th	50th

Kforce Stock Price Performance Graph
The following graph is a comparison of the cumulative total returns for Kforce common stock as compared with the cumulative total return for the 2014 Industry Peer Group and the NASDAQ Stock Market (U.S.) Index. Kforce’s cumulative return was computed by dividing the difference between the price of Kforce common stock at the end of each year and the beginning of the measurement period (December 31, 2009 to December 31, 2014) by the price of Kforce common stock at the beginning of the measurement period. Cumulative total returns for Kforce, the 2014 Industry Peer Group and the NASDAQ include dividends in the calculation of total return and are based on an assumed $100 investment on December 31, 2009, with all returns weighted based on market capitalization at the end of each discrete measurement period. The comparisons in the graph below are based on historical data and are not intended to forecast the possible future performance of Kforce common stock. For purposes of the TSR graph below, Kforce has been excluded from the 2014 Industry Peer Group. During the past five years, Kforce’s TSR performance was 113.5%, ranking it 3rd versus our 2014 Industry Peer Group.

	2009	2010	2011	2012	2013	2014
Kforce Inc.	100.0	129.5	98.7	123.9	177.7	213.5
NASDAQ Stock Market (Composite)	100.0	116.9	114.8	133.1	184.1	208.7
2014 Industry Peer Group	100.0	115.8	89.0	106.4	169.0	175.7

2014 NEO Compensation Components and Results
The section below discusses the compensation components and results as it relates to the 2014 NEOs. The components and results reflect the significant changes made by the Committee in designing the 2013 to 2015 compensation framework.
Base Salaries
Base salaries for the NEOs for 2014 are targeted at the median of Kforce’s 2014 Industry Peer Group and the 2014 Separately Designated Peer Group. The 2014 base salary of $375,000, $350,000 and $350,000 for Messrs. Kelly and Neal and Ms. Mitchell, which were excluded from the table below as each became a NEO in 2013, were based upon: (i) their promotion to Chief Financial Officer, Chief Operations Officer, West and Chief Operations Officer, East, respectively; (ii) the base salary for similar positions for comparable sized companies within the broader market; and (iii) the individual performance of each during 2012 and 2013. Additionally, a significant portion of the increase to Mr. Liberatore’s base salary was driven by his promotion from Chief Financial Officer to President in 2013.
The following table provides the salary growth rate for Messrs. Dunkel and Liberatore from 2009 to 2014.

Name	Beginning Base Salary	2014 Base Salary	Compounded Growth in Base Salary
David Dunkel	$750,000	$800,000	1.3%
Joseph Liberatore	$450,000	$600,000	5.9%
Annual Incentive Compensation
Annual incentive compensation for 2014 is targeted at the median of Kforce’s 2014 Industry Peer Group and the 2014 Separately Designated Peer Group, at the time the compensation plan is approved. Actual incentive awards can be at, above or below target levels based on actual performance, with no payments made if performance does not meet a minimum threshold level. We believe the annual incentive effectively motivates our NEOs to drive operational performance without encouraging unreasonable risk. Each award for the NEOs is subject to the discretion of the Committee. Our annual incentive plan uses a combination of revenue and EPS metrics as performance measurements in addition to evaluating individual performance in the context of the achievement of MBOs. The Committee believes the achievement of predetermined objectives related to these measures will result in profitable growth and, ultimately, to increases in long-term shareholder value.
The annual incentive compensation for our NEOs is calculated under a financial targets plan which has two components:

1.	a Firm performance-based incentive, previously approved by Kforce shareholders, which is primarily based on achieving certain annual performance metrics (the “Incentive Bonus”); and

2.	an objectives-based bonus based on individual accomplishments and business unit performance (the “Individual Bonus”).
More specifically, the Incentive Bonus is composed of amounts tied to annual revenues and EPS (although each of these numbers can be adjusted from their GAAP counterparts after the commencement of the performance period to more accurately reflect, in the Committee’s opinion, the results achieved by Kforce), and the Individual Bonus is composed of amounts tied to individual performance and the achievement of individual MBOs. The Committee believes the annual incentive compensation plan drives internal performance factors that we believe to be linked to the achievement of shareholder returns.
The 2014 annual incentive awards were based on the following targets:

	Target Percentage of Annual Incentive Bonus Based On:
Name	Total Annual Adjusted Revenues	Adjusted Earnings Per Share	Individual Performance and Achievement of Individual MBOs
David Dunkel	40%	40%	20%
Joseph Liberatore	40%	40%	20%
David Kelly	40%	40%	20%
Kye Mitchell	25%	25%	50%
Jeffrey Neal	25%	25%	50%

The target base salary multiplier used to calculate the 2014 annual incentive awards for the NEOs as a percentage of their respective 2014 base salaries were:

	Target Multiplier as a Percentage of Base Salary for Each Component:
Name	Total Annual Adjusted Revenues	Adjusted Earnings Per Share	Individual Performance and Achievement of Individual MBOs
David Dunkel	100%	100%	100%
Joseph Liberatore	90%	90%	90%
David Kelly	75%	75%	75%
Kye Mitchell (1)	100%	100%	200%
Jeffrey Neal (1)	100%	100%	200%

(1)	The target multiplier as a percentage of base salary for Ms. Mitchell and Mr. Neal for their respective Individual Bonus is based on 100% of their base salary (or 50% of 200% as shown above).
Each component of the Annual Incentive Bonus is calculated as follows: [(Base Salary) x (Target Multiplier for the Component) x (Percentage of Annual Incentive Bonus Allocated to the Component) x (Payout Percentage of Target for the Component)].
For the 2014 annual incentive compensation, the potential payout incentives for Messrs. Dunkel, Liberatore and Kelly are separate and distinct from that of Ms. Mitchell and Mr. Neal as detailed below. The following table provides the potential incentive payouts, relative to the achievement of both annual adjusted revenue and adjusted EPS for Messrs. Dunkel, Liberatore and Kelly (collectively, “NEO Group A”) and Ms. Mitchell and Mr. Neal (collectively, “NEO Group B”). The target incentives were based on the 100% and the 50% payout levels of each adjusted revenue and adjusted EPS for NEO Group A and NEO Group B. The incentive payout percentages are as follows:

Total Adjusted Revenue (in millions)	Payout % of Target for NEO Group A	Payout % of Target for NEO Group B	Adjusted EPS	Payout % of Target for NEO Group A	Payout % of Target for NEO Group B
$1,244	25%	25%	$1.00	25%	25%
$1,249	44%	31%	$1.01	40%	30%
$1,255	63%	38%	$1.02	55%	35%
$1,261	81%	44%	$1.03	70%	40%
$1,267	100%	50%	$1.04	85%	45%
$1,273	110%	55%	$1.05	100%	50%
$1,279	120%	60%	$1.07	114%	57%
$1,284	130%	65%	$1.09	129%	64%
$1,290	140%	70%	$1.11	143%	71%
$1,296	150%	75%	$1.13	157%	79%
$1,302	160%	80%	$1.16	171%	86%
$1,307	170%	85%	$1.18	186%	93%
$1,313	180%	90%	$1.20	200%	100%
$1,319	190%	95%
$1,325	200%	100%
For purposes of the calculation of the Incentive Bonus, we achieved non-GAAP annual adjusted revenues of $1,319.9 million and non-GAAP adjusted EPS of $1.24. Total annual revenues from continuing operations reported for the year ended December 31, 2014 were $1,217.3 million, but were adjusted upward for purposes of the calculation of the Incentive Bonus, due to the disposition of HIM, by $102.6 million. Prior to the disposition in August 2014, $102.6 million was the amount of actual revenues through the date of sale and forecasted revenues for the remainder of the year for HIM, which were not attainable due to its disposition. At the time the payout levels in the tables above were approved, HIM results were built into these levels for the full year. The adjusted EPS achievement includes non-GAAP annualized earnings from HIM, but excludes the gain from the disposition of HIM. The Committee also reviewed the results of the business exclusive of the HIM operations and determined that after adjustment, actual results relative to the initial expectations for the remaining business would have resulted in outcomes at the same payout levels.
The payout percentages for total annual adjusted revenues for NEO Group A and Group B were, thus, 190% and 95%, respectively, whereas the payout percentages for adjusted EPS for NEO Group A or Group B were 200% and 100%.

For purposes of the calculation of the Individual Bonus, the Committee considered each individual’s accomplishments, business unit performance and the overall performance of the Firm. For Messrs. Dunkel, Liberatore and Kelly, the Individual Bonus is primarily measured by individual accomplishments which are based on specific objectives approved annually by the Board. For Ms. Mitchell and Mr. Neal, the Individual Bonus is primarily measured by business unit performance; Kforce does not publicly disclose the business unit-specific performance goals that are used to calculate the Individual Bonuses. Our business unit plans are highly confidential and the disclosure of this information would likely provide third-parties and competitors with confidential insights into our internal planning processes, which could cause competitive harm to us. Our business unit performance goals are based on two metrics: total annual business unit revenue and the maintenance of specific operating margins. As with the other annual incentive goals, the Committee strives to set the business unit performance goals for NEO Group B members’ Individual Bonuses at levels intended to effectively motivate our NEOs to superior operational performance without encouraging unreasonable risk. We believe our performance goals in recent years have been, and will continue to be, challenging.
Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell received a payout percentage of 187.5%, 185.2%, 222.2%, 175.0%, and 57.1%, respectively, for the Individual Bonus.
The following table provides a summary of the annual incentive compensation earned for fiscal year 2014:

Name	Annual Incentive Compensation Earned	Incentive Bonus as a Percentage of Salary
David Dunkel	$1,548,000	193.5%
Joseph Liberatore	$1,042,400	173.7%
David Kelly	$563,750	150.3%
Kye Mitchell	$370,625	105.9%
Jeffrey Neal	$783,125	223.8%
	$4,307,900
Additional LTI Award to Align Pay for Performance
During 2014, the Committee analyzed the results of its annual review of compensation targets. The review focused on:

(i)	compliance with the framework and alignment with performance;

(ii)	effectiveness of the compensation framework; and

(iii)	competitiveness of our executive compensation within our 2014 Separately Designated Peer Group and companies within a similar industry group using publicly available market data.
This review, performed with the assistance of PM&P, showed that expected 2014 NEO pay compared to pay at the 2014 Separately Designated Peer Group was generally at or just above the 25th percentile, despite the Company’s much better relative TSR performance and stated goal to be at market median. The Committee believed this disparity between pay and performance outcomes should be addressed in the context of the high performance outcomes. As a result, the Committee approved restricted stock grants, primarily for retention purposes, to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell. Mr. Dunkel did not receive a restricted stock grant at this time primarily due to his already significant stock holdings. Each of the restricted stock grants will vest over a period of five years at a rate of 20% annually beginning on August 25, 2015, with the final vesting occurring on August 25, 2019.
The following table provides a summary of the additional LTI award for FY 2014:

Name	Type of Award	# of Shares	Grant Date Fair Value
Joseph Liberatore	Restricted Stock	31,298	$610,000
David Kelly	Restricted Stock	35,095	$684,000
Kye Mitchell	Restricted Stock	35,095	$684,000
Jeffrey Neal	Restricted Stock	35,095	$684,000
		136,583	$2,662,000

Transaction-Related Bonus for HIM Disposition
As a result of certain NEOs' significant efforts in conceiving, carrying out and achieving a better-than-expected sale price for HIM as compared to the preliminary estimates from bankers, the Committee approved a transaction-related bonus. The key rationale for the payment of these incentives was the significant outcomes achieved in the sale of HIM, which included:

(i)	A significant cash price achieved for HIM of $119.0 million, which was used later in the year to return cash to shareholders in the form of share repurchases and an increase in dividends;

(ii)	A gain on the sale that exceeded initial Board and management expectations; and

(iii)	An overall reduction in the complexity of our business model and increased focus on our core businesses, which we believe will benefit shareholders going forward.
The amounts of each transaction bonus were decided on by the Committee, after consultation with PM&P, based on the level of time and effort expended in the sale process by each individual NEO as well as an overall limit on the total pool, based on the results of the transaction. The following table provides a summary of the transaction-related bonus value for each impacted NEO for 2014:

Name	Transaction-Related Bonus (1)
David Dunkel	$1,710,000
Joseph Liberatore	$1,110,000
David Kelly	$684,000
$3,504,000

(1)	The transaction-related bonuses for Messrs. Liberatore and Kelly were paid in the form of 56,952 and 35,095 shares of common stock, respectively, while Mr. Dunkel's was paid in cash.

Equity-Based LTI
Kforce grants equity-based LTIs to its NEOs based on performance to help ensure Kforce’s long-term success and to align executive and shareholder interests. The LTIs are granted based on the achievement of pre-established performance goals approved by the Committee relating to the performance of our Common Stock relative to our industry peer group in existence at the time of grant. As a result of a misalignment of the SCT’s presentation of NEO compensation and earned NEO compensation in any given year, the following awards are presented below: (1) the January 2014 LTI which related to the 2013 performance period and (2) the January 2015 LTI which related to the 2014 performance period.
January 2014 Grants Based on Performance Period Ending in 2013
For the 2013 to 2015 framework, the Committee made significant modifications to the structure of the equity-based LTI. For the performance period ending in 2013, the LTIs were granted in the form of equity, excluding the CEO. The LTI awards were based on a pre-defined dollar amount not to exceed the lesser of 2% of market capitalization or $9 million, in the aggregate. The dollar amount of the performance-based LTI pool was based upon Kforce’s three-year TSR relative to the selected 2013 Industry Peer Group. The performance-based LTI for 2013 was targeted at the median of competitive practices within the broader market for similarly sized companies, including Kforce’s 2013 Industry Peer Group and the 2013 Separately Designated Peer Group, at the time the compensation plan was approved.

For the 2013 performance-based LTI, the pre-defined value of the LTI pool was based upon Kforce’s three-year TSR relative to our 2013 Industry Peer Group. The measurement period for the three-year TSR was from January 1, 2011 through December 31, 2013. Based upon the percentile ranking of Kforce within the 2013 Industry Peer Group, the value of the LTI pool (absent falling below the 2% market capitalization limit) was as follows:

TSR Percentile Ranking	Total Payout Value of LTI Pool
0-10%	$—
11-20%	$4,000,000
21-30%	$4,000,000
31-40%	$4,000,000
41-50%	$4,000,000
51-60%	$5,000,000
61-70%	$6,000,000
71-80%	$7,000,000
81-90%	$8,000,000
91-100%	$9,000,000
While the ultimate award is subject to the Committee’s discretion, the percentage of the pool, as determined based on the table above, which was allocated to each of the NEOs, is as follows:

Name	% of LTI Pool
David Dunkel	N/A
Joseph Liberatore	12%
David Kelly	7%
Kye Mitchell	7%
Jeffrey Neal	7%
The performance-based LTI grant generally consists of restricted stock and is allocated to the NEOs as noted above. The CEO did not participate in the equity-based LTI plan for the 2013 performance period and instead participated in a modified LTI plan, which resulted in no LTI award.
During the period from January 1, 2011 to December 31, 2013, Kforce’s TSR of 37.3% ranked 6th and achieved a 38th percentile ranking versus our 2013 Industry Peer Group, which resulted in an LTI pool of $4,000,000. The Committee authorized the grant based on this performance. Grants made for the performance period ending in 2013 were made on the first business day of 2014 and are therefore shown as 2014 compensation in the "Stock Awards" column of the SCT in conformance with SEC Rules, even though the grants are based on a performance period ending in 2013.
The Committee granted restricted stock to all NEOs other than Mr. Dunkel. The restricted stock vests over a period of five years with 20% of the award vesting annually, which the Committee believes further aligns compensation with our long-term performance and our shareholders’ interests, and acts as a retention vehicle for these executives.
The actual equity grants relating to the performance period ending in 2013 were made on January 2, 2014, at a price of $20.12 (which represented the closing price on that date), were as follows:

Name	Type of Award	# of Shares	Grant Date Fair Value
Joseph Liberatore	Restricted Stock	23,857	$480,003
David Kelly	Restricted Stock	13,917	$280,010
Kye Mitchell	Restricted Stock	13,917	$280,010
Jeffrey Neal	Restricted Stock	13,917	$280,010

January 2015 Grants Based on Performance Period Ending in 2014
For the performance period ending in 2014, the equity-based LTI awards were based on a pre-defined dollar amount not to exceed the lesser of 2% of market capitalization or $9 million, in the aggregate. The dollar amount of the performance-based LTI pool was based upon Kforce’s three-year TSR relative to the 2014 Industry Peer Group. The measurement period for the three-year TSR was from January 1, 2012 through December 31, 2014. Based upon the percentile ranking of Kforce within the 2014 Industry Peer Group, the value of the LTI pool (absent falling below the 2% market capitalization limit) was as follows:

TSR Percentile Ranking	Total Payout Value of LTI Pool
0-10%	$—
11-20%	$4,000,000
21-30%	$4,000,000
31-40%	$4,000,000
41-50%	$4,000,000
51-60%	$5,000,000
61-70%	$6,000,000
71-80%	$7,000,000
81-90%	$8,000,000
91-100%	$9,000,000
While the ultimate award is subject to the Committee’s discretion, the percentage of the pool, as determined based on the table above, which was allocated to each of the NEOs, is as follows:

Name	% of LTI Pool
David Dunkel	15.0%
Joseph Liberatore	12.0%
David Kelly	7.0%
Kye Mitchell	7.0%
Jeffrey Neal	7.0%
The performance-based LTI grant consists of restricted stock and is allocated to the NEOs as noted above. The CEO's ultimate LTI award is impacted by the Modified Equity-Based LTI and Cash Bonus plan as discussed in detail below.
During the period from January 1, 2012 to December 31, 2014, Kforce’s TSR of 116.4% ranked 3rd and achieved a 75th percentile ranking versus our 2014 Industry Peer Group, which resulted in a total LTI pool of $7,000,000. The Committee authorized the grant based on this performance.
Additionally, in December 2014 the Committee reviewed the Firm’s 3-year TSR performance and the potential awards for all individuals, including the NEOs under the above established LTI pool for the 2014 performance period. As a result of the Firm’s strong TSR and financial performance during 2014 and in order to align pay with that performance, the Committee approved an additional LTI award for the 2014 performance year such that the total of awards for 2014 aligned with the planned increased pool size and individuals' percentage allocations for the 2015 performance period.
The resulting total equity-based LTI for 2014 was targeted at the median of competitive practices within the broader market for similarly sized companies, including Kforce’s 2014 Industry Peer Group and the 2014 Separately Designated Peer Group. The Committee granted this equity-based LTI in the form of restricted stock to all NEOs. The restricted stock will vest over a period of five years with 20% of the award vesting annually, which the Committee believes further aligns compensation with our long-term performance and our shareholders’ interests, and acts as a retention vehicle for these executives.
Grants made for the performance period ending in 2014 were made on the first business day of 2015 and are not shown as 2014 compensation in the "Stock Awards" column of the SCT in conformance with SEC rules even though the grants are based on a performance period ending in 2014.

The actual equity grants relating to the performance period ending in 2014 were made on January 2, 2015, at a price of $24.12 (which represented the closing price on that date), were as follows:

		TSR-Based LTI Equity Award		Additional Equity Award		Total Equity Award
Name	Type of Award	# of Shares	Grant Date Fair Value	# of Shares	Grant Date Fair Value	# of Shares	Grant Date Fair Value
David Dunkel	Restricted Stock	43,532	$1,050,000	32,546	785,000	76,078	$1,835,000
Joseph Liberatore	Restricted Stock	34,826	$840,000	26,119	630,000	60,945	$1,470,000
David Kelly	Restricted Stock	20,315	$490,000	11,505	277,500	31,820	$767,500
Kye Mitchell	Restricted Stock	20,315	$490,000	11,505	277,500	31,820	$767,500
Jeffrey Neal	Restricted Stock	20,315	$490,000	11,505	277,500	31,820	$767,500

Modified Equity-Based LTI and Cash Bonus
The CEO participated in the Modified Equity-Based LTI and Cash Bonus plan, which provided for a potential adjustment to his equity-based LTI award, either by a reduction or elimination, or by an increase to the total LTI award with a cash bonus component, based on a performance multiplier determined by Kforce’s three-year TSR relative to the 2014 Separately Designated Peer Group. The measurement period for the three-year TSR calculation was from January 1, 2012 through December 31, 2014. Award amounts resulting from a performance multiplier of up to 100% are paid in equity and impact the equity-based LTI award amount, while any award amounts resulting from a performance multiplier of greater than 100% are paid in cash. The performance multipliers based on the three-year TSR percentile ranking of Kforce versus the 2014 Separately Designated Peer Group were as follows:

TSR Percentile Ranking	Performance Multiplier
0-25%	—%
26-50%	50%
51-75%	100%
76-100%	150%
The separately designated peer group representing the broader market for 2014, which was approved by the Committee in January 2014 after consultation with PM&P, includes the following companies:
2014 Separately Designated Peer Group:

On Assignment, Inc.	Igate Corporation	Korn Ferry International
Corporate Executive Board Co.	Navigant Consulting Inc.	Huron Consulting Group Inc.
Insperity, Inc.	FTI Consulting, Inc.	Ciber Inc.
CDI Corporation	CBIZ, Inc.	Mantech International Corporation
TrueBlue Inc.	ICF International Inc.	Sapient Corporation
Dun & Bradstreet Corporation	Hudson Global, Inc.	Heidrick & Struggles International Inc.

2014 Modified Equity-Based LTI and Cash Bonus Results
During the period from January 1, 2012 to December 31, 2014, Kforce’s three-year TSR ranked 3rd achieving an 89th percentile ranking versus our 2014 Separately Designated Peer Group. As a result, Mr. Dunkel received 100% of the equity LTI as described above and a cash bonus payout of 50% of the equity-based LTI value, or $1,050,000 in equity (as seen above), and a cash bonus of $525,000.

2014 Earned Compensation for Corresponding Year of Performance Table
We believe the presentation in the SCT does not accurately match the actual compensation earned by the NEOs in any given year based on that year's performance. We believe the misalignment between the disclosures in the SCT and the actual earned compensation results from the following:

•
The LTIs that are awarded annually on the first business day of each fiscal year reflect relative TSR performance versus the industry peer group for the immediate prior fiscal year or prior three fiscal years. As a result, the value is reflected as compensation in the SCT in the year of grant rather than in the year to which performance relates.

•
We have excluded any values from the pension and other compensation columns of the SCT because they are not performance-based and change based on factors unrelated to performance, such as changes in long-term interest rates (a key factor in calculating retirement benefit outcomes).

As a result of the above, we have created the following Earned Compensation for Corresponding Year of Performance Table (“ECT”) that we believe corrects for these misalignments and therefore provides a more appropriate measure for our shareholders. We have also identified which incentives are included in each column of the table. Additionally, we have included a column for TDC to show the NEO’s direct compensation for a given year.
We believe the ECT provides a better illustration of the pay-for-performance measures built into our executive compensation programs. As such, we believe the following ECT should be used by our shareholders in their evaluation and voting on Kforce’s executive compensation proposal (Proposal #3) within this Proxy Statement:

EARNED COMPENSATION TABLE FOR CORRESPONDING YEAR OF PERFORMANCE
For Fiscal Years Ended December 31, 2014, 2013 and 2012

	Earned Compensation for Corresponding Year of Performance					Financial and Shareholder Performance
Name and Principal Position	Year	Salary	Annual Incentive and Bonus (1)	Long-term Incentive (2)	Total Direct Compensation (3)	Adjusted Revenue (4)	Adjusted EPS (4)	TSR (5)	Relative TSR Rank Vs. Peer Group
David Dunkel,	2014	$800,000	$3,258,000	$2,360,000	$6,418,000	$1,319,937	$1.24	116.4%	3rd
Chief Executive Officer	2013	$800,000	$1,199,800	$—	$1,999,800	$1,151,887	$0.84	37.3%	6th
	2012	$750,000	$—	$—	$750,000	$1,194,479	$0.83	24.4%	6th
Joseph Liberatore,	2014	$600,000	$2,152,400	$2,080,000	$4,832,400	$1,319,937	$1.24	116.4%	3rd
President	2013	$600,000	$684,240	$480,003	$1,764,243	$1,151,887	$0.84	37.3%	6th
	2012	$450,000	$608,175	$1,175,498	$2,233,673	$1,194,479	$0.83	24.4%	6th
David Kelly,	2014	$375,000	$1,247,750	$1,451,500	$3,074,250	$1,319,937	$1.24	116.4%	3rd
Chief Financial Officer	2013	$300,000	$335,100	$280,010	$915,110	$1,151,887	$0.84	37.3%	6th
Kye Mitchell,	2014	$350,000	$370,625	$1,451,500	$2,172,125	$1,319,937	$1.24	116.4%	3rd
Chief Operations Officer, East	2013	$300,000	$626,821	$280,010	$1,206,831	$1,151,887	$0.84	37.3%	6th
Jeffrey Neal,	2014	$350,000	$783,125	$1,451,500	$2,584,625	$1,319,937	$1.24	116.4%	3rd
Chief Operations Officer, West	2013	$300,000	$300,000	$280,010	$880,010	$1,151,887	$0.84	37.3%	6th

(1)
For 2014, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly, Neal and Ms. Mitchell related to both the: (i) annual incentive compensation of $1,548,000, $1,042,400, $563,750, $783,125 and $370,625, respectively, and (ii) a transaction-related bonus for the HIM disposition as approved by the Committee in August 2014 of $1,710,000, $1,110,000, $684,000, nil and nil, respectively. For 2013, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly, Neal and Ms. Mitchell related to both the: (i) annual incentive compensation of $124,800, $84,240, $35,100, $23,250 and $526,821, respectively, and (ii) a discretionary bonus approved by the Committee in December 2013 of $1,075,000, $600,000, $300,000, $276,750 and $100,000, respectively.

(2)
Reflects a realignment of LTI awards (in the form of restricted stock) to the corresponding year of performance. Grants made on the first business day of a particular year are assigned to the prior year as they reflect pay provided for performance during that year. For example, the restricted stock grant made on January 2, 2015 is reflected in 2014, as it relates to performance for the period ending in 2014. For 2014, this value reflects the amounts earned by Messrs. Dunkel, Liberatore, Kelly, Neal and Ms. Mitchell related to: (i) the LTI based on pre-established targets and the 3 year TSR performance for 2014 of $1,050,000, $840,000, $490,000, $490,000 and $490,000, respectively, (ii) the additional LTI in order to align these awards with the planned increased LTI pool amount for 2015 of $785,000, $630,000, $277,500, $277,500 and $277,500, respectively, and (iii) an additional LTI restricted share award as approved by the Committee in August 2014 for retention and due to the annual review of compensation targets of nil, $610,000, $684,000, $684,000 and $684,000, respectively. In addition, the 2014 value reflects $525,000 for Mr. Dunkel for the Modified LTI Cash Bonus.

(3)	Total direct compensation is the sum of salary, annual incentive and bonus and long-term incentive and reflects compensation earned for the corresponding year of performance.

(4)
Revenue presented in thousands ($000s). Adjusted revenue for fiscal year 2014 includes actual and forecasted revenues for HIM given its disposition in August 2014. Revenue for fiscal year 2013 is as reported in the corresponding Annual Report on Form 10-K for the respective year, which includes HIM. Adjusted revenue for fiscal year 2012 includes forecasted revenues for KCR given its disposition in March 2012. Adjusted EPS for fiscal year 2014 includes non-GAAP annualized adjusted earnings from HIM, but excludes the gain from the disposition of HIM. Adjusted EPS for fiscal year 2013 excludes a goodwill impairment charge and realignment-related charges while adjusted EPS for fiscal year 2012 excludes a goodwill impairment charge.

(5)	The TSR percentage for 2014 and 2013 represents the three-year TSR for the period beginning on January 1, 2012 and ending December 31, 2014. For 2012, the TSR percentage represents the one-year TSR.
Modifications to the 2013 to 2015 NEO Compensation Framework
LTI Pool and Allocation Percentages
As a result of the annual compensation review discussed above, as well as to provide an opportunity for LTI awards to be given to a wider range of senior leaders within the Firm, the Committee decided to better align pay with performance by adjusting the LTI pool from the initial range of $4 million to $9 million to a new range of $8 million to $13 million beginning in the 2015 performance period. Additionally, the Committee determined the pool should continue to be allocated on a sliding scale based on performance and to allocate a greater percentage to a wider range of senior leaders within the Firm, going well beyond the NEO group. The Committee believes this adjustment to the compensation framework will continue to hold the NEOs to a very high standard of performance and will enhance the alignment of NEO and other select executives' compensation with shareholder value.

Modified Equity-Based LTI and Cash Bonus
After review of the final results for 2013, it was apparent to the Committee, while the overall changes within the 2013 to 2015 compensation framework achieved its goal of reducing compensation, the changes made to CEO compensation were unfairly penalizing the CEO and no longer competitive with market practices. As a result, the Committee reviewed the CEO compensation plan and determined a modification to the structure was necessary. The modification, as approved by the Committee in February 2014, restructured the CEO compensation plan to include the Modified Equity-Based LTI and Cash Bonus plan. The modified plan provides the CEO with the potential for equity-based LTI similar to the other NEOs, but the amount of equity-based LTI award can be reduced or eliminated, or the total LTI award can be increased with a cash component, depending on Kforce's three-year TSR relative to a separately designated peer group representative of the broader market.
The following factors were considered in the redesign of this program:

•
Management’s outreach to the top 15 institutional shareholders during December 2013 and January 2014 to get their perspective on the 2013 to 2015 NEO compensation framework for the CEO and whether a cash-based plan or equity plan is preferred. Based on the outreach, it was determined that, based on the CEO’s current significant equity holdings, most shareholders were generally indifferent about the form of compensation (cash versus equity) while a few shareholders preferred equity compensation.

•	The alignment of the CEO’s compensation with shareholder value.

•	The perceived greater motivational impact of equity versus cash.

•	The 2013 parameters to earn a bonus appeared to have been unfairly penalizing the CEO given the Firm's operational and financial achievements, and did not appropriately link pay to performance.
This structure was implemented because the Committee believes it maximizes the alignment of CEO compensation and shareholder value. The Committee believes these changes:

(i)	more effectively reward the CEO;

(ii)	strengthen the alignment between pay and performance;

(iii)	adjust the CEO’s pay program to be more consistent with the intent of the 2013 to 2015 compensation framework and the other NEOs; and

(iv)	are more consistent with our compensation philosophies as noted above.
After review of the final results for 2014, the Committee determined it was appropriate to also adjust the President’s LTI award plan to include the Modified Equity-Based LTI and Cash Bonus in order to more closely align with the CEO compensation structure. This modification will be implemented in 2015 for the 2015 performance period, and therefore will not impact the Earned Compensation Table or the Summary Compensation Table ("SCT") for 2014. The Committee believes this adjustment to the compensation framework will continue to hold the President to a very high standard of performance and will enhance the alignment of the President's compensation with shareholder value.
The modified long-term incentive plan provides for a potential adjustment to the equity-based LTI, either by a reduction or elimination, or by an increase to the total LTI award with a cash bonus component, based on a performance multiplier determined by Kforce’s three-year TSR relative to a separately designated peer group representing the broader market. Award amounts resulting from a performance multiplier of up to 100% are paid in equity and impact the equity-based LTI award amount, while any amounts resulting from a performance multiplier of greater than 100% are paid in cash in order to preserve the shares available under the 2013 Stock Incentive Plan. Overall, the equity and cash awards will be structured as follows:

•
A target equity allocation of 16.7% for Mr. Dunkel and 13.4% for Mr. Liberatore of the performance-based LTI pool, the value of which will be based upon Kforce’s three-year TSR relative to the 2015 Industry Peer Group.

•	The performance multipliers based on the three-year TSR percentile ranking of Kforce versus the 2015 Separately Designated Peer Group will be as follows:

CEO		President
TSR Percentile Ranking	Performance Multiplier	TSR Percentile Ranking	Performance Multiplier
0-25%	—%	0-25%	—%
26-50%	50%	26-50%	75%
51-75%	100%	51-75%	100%
76-100%	150%	76-100%	125%
The CEO’s potential maximum long-term incentive under the plan above would be $3,255,000, which would consist of $2,170,000 of equity and $1,085,000 of cash. The President's potential maximum long-term incentive under the plan above would be $2,175,000, which would consist of $1,740,000 of equity and $435,000 of cash.

2013 Burn Rate Commitment
During 2013, and for the 2006 and 2013 Stock Incentive Plans that remains active, the Committee decided to limit grants during the period of January 1, 2013 to December 31, 2015 to an average rate equal to or less than 4.74% of the number of shares of our Common Stock that we believed would be outstanding over such period (assuming approximately 35,000,000 shares). The maximum number of grants of options, stock appreciation rights or other stock awards able to be awarded and earned by the grantees during the three-year commitment period to remain in compliance with the burn rate commitment is 4,977,000 (or 2,488,500 full value awards using the conversion rate of 2.00 shares for each full value award earned) based on the assumptions above. During the period January 1, 2013 through December 31, 2014, an aggregate of 1,437,444 full value awards were awarded and earned by NEOs, directors and senior management which represents an annual burn rate of 4.1%. The Committee fully expects to meet the commitment over the full three year commitment period due to the structure of its LTI plan.
Other Factors Affecting Compensation
Equity Plan Features
The 2006 Stock Incentive Plan, and its subsequent amendments, as well as the 2013 Stock Incentive Plan do not permit repricing or cash buyouts of underwater options or stock appreciation rights without shareholder approval. The Committee believes that these plans are not able to be a vehicle for problematic pay practices and that they do not contain features that could be detrimental to shareholder interests.
Elimination of Excise Tax Gross Up
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements with its executives that contain excise-tax gross-up provisions going forward. Since the Committee’s resolution, all new or amended executive employment agreements have excluded excise-tax gross-up provisions; as a result, the only remaining employment agreements which continue to include excise tax gross up provisions are with Messrs. Dunkel and Liberatore.
Executive Benefit Plans
The following benefit plans discussed below are available to our NEOs. The Committee takes into account the benefits expected to be received under the plans described below when it calculates overall compensation for senior executives.
Kforce Nonqualified Deferred Compensation Plan
Kforce maintains a nonqualified deferred compensation plan in which eligible management and highly compensated key employees, as defined by IRS regulations, may elect to defer part of their compensation to later years. Amounts deferred are indexed to investment options selected by the eligible employees and increase or decrease in value based upon the performance of the selected investments. Eligible employees are permitted to change investment options and scheduled distributions annually. Kforce has insured the lives of the participants in the deferred compensation plan to assist in the funding of the deferred compensation liability. Employer matching contributions to the nonqualified deferred compensation plan are discretionary and are funded annually as approved by the Board. Only Mr. Neal, among the NEOs, made a new contribution to the deferred compensation plan during 2014 and received a matching contribution as shown in the Summary Compensation Table and Nonqualified Deferred Compensation table.

Kforce Inc. Supplemental Executive Retirement Plan
During 2006, Kforce adopted a Supplemental Executive Retirement Plan (“SERP”) for all NEOs. Of the current NEOs, only Messrs. Dunkel and Liberatore participate in the SERP. The Committee previously determined to not allow any additional participants into the SERP. The primary goals of the SERP are to provide for retirement benefits, create an additional wealth accumulation opportunity and restore lost qualified pension benefits due to ERISA limitations on the contributions that can be made by NEOs to Kforce’s 401(k) plan. The SERP is funded entirely by Kforce, and benefits are taxable to the executive officer upon receipt and deductible by Kforce when paid. Benefits payable under the SERP are targeted at 45% of the covered executive officer’s average salary and cash bonus from the three years where the executive earned the highest salary and bonus during the last ten years of employment, which is subject to adjustment for early retirement and the participant’s vesting percentage. Benefits under the SERP are normally paid based on the lump sum present value but may be paid over the life of the covered executive officer or 10-year annuity, as elected by the covered executive officer upon commencement of participation in the SERP. Normal retirement age under the SERP is defined as age 65. Vesting under the plan is defined as 100% upon a participant’s attainment of age 55 and 10 years of service and 0% prior to a participant’s attainment of age 55 and 10 years of service. Full vesting also occurs if a participant with five years or more of service is involuntarily terminated by Kforce without cause or upon death, disability or a change in control. Certain conditions allow for early retirement as early as age 55. The benefits under the SERP are reduced for a participant who has not either reached age 62 and 10 years of service or age 55 and 25 years of service. The NEOs were not credited with any years of service prior to December 31, 2006, the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.
The Committee believes the SERP provides significant retention benefits for the participants.
Kforce Supplemental Executive Retirement Health Plan
During 2007, Kforce adopted a Supplemental Executive Retirement Health Plan (“SERHP") for all NEOs. Of the current NEOs, only Messrs. Dunkel and Liberatore participated in the SERHP. During 2010, Messrs. Cocchiaro and Sutter were added to the SERHP. The Committee previously determined to not allow any additional participants into the SERHP. The primary goal of the SERHP was to provide postretirement health and welfare benefits to all NEOs, if qualified and elected. The vesting and eligibility requirements mirrored that of the SERP and no advance funding was required by Kforce or the participants. Under the terms of their respective employment agreements, if an NEO retired while employed by Kforce, and qualified for retirement benefits under the SERHP, then he may elect, on behalf of himself and his spouse, to participate in the SERHP.
During 2014, the Committee determined that as a result of increasing costs and risks associated with the SERHP, as well as the changing healthcare environment, the Firm should no longer offer retiree benefits to retired executives pursuant to the SERHP. The Firm settled and satisfied all obligations related to the SERHP by making a lump sum payment to all participants based upon actuarial valuations of the present value of the currently anticipated future obligation.
Employment, Severance and Change in Control Agreements
Kforce has employment agreements with each of its NEOs, which provide for severance payments under certain termination circumstances, including termination following a change in control, as defined in the employment agreements. The Committee has determined that it is in Kforce’s best interest and that of its shareholders to recognize the contributions of the NEOs to Kforce’s business and to continue to retain the services of the NEOs. These agreements have been amended from time to time, most recently in December 2008 for purposes of bringing them into compliance with the applicable provisions of Section 409A of the Code and the Treasury Regulations and interpretive guidance issued thereunder. The specific amounts the NEOs would receive under the employment agreements are described in the “2014 Potential Payments Upon Termination or Change in Control” section below. The Committee believes the employment agreements are an essential component of the executive compensation program and are helpful in attracting and retaining executive talent in a competitive market. The Committee periodically reviews the benefits provided under the employment agreements to determine that they continue to serve Kforce’s interests in providing significant retention benefits to these key executives, are consistent with market practice and are reasonable.
In 2009, the Committee resolved to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward.
Perquisites and Other Personal Benefits
As indicated in the “All Other Compensation” column of the SCT, Kforce does not provide any perquisites or other personal benefits to its NEOs.

SUMMARY COMPENSATION TABLE
For Fiscal Years Ended December 31, 2014, 2013 and 2012

Name and Principal Position	Year	Salary (1)	Bonus (2)	Stock Awards (3)	Option Awards	Non-Equity Incentive Plan Compensation (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6)	All Other Compensation (7)	Total
David Dunkel,	2014	$800,000	$1,710,000	$—	$—	$2,073,000	$1,907,904	$328,274	$6,819,178
Chief Executive Officer	2013	$800,000	$1,075,000	$—	$—	$124,800	$299,043	$—	$2,298,843
	2012	$750,000	$—	$4,023,238	$—	$—	$1,291,615	$—	$6,064,853
Joseph Liberatore,	2014	$600,000	$1,110,000	$1,090,003	$—	$1,042,400	$583,175	$495,817	$4,921,395
President	2013	$600,000	$600,000	$1,175,498	$—	$84,240	$—	$—	$2,459,738
	2012	$450,000	$—	$1,421,732	$—	$608,175	$447,504	$—	$2,927,411
David Kelly,	2014	$375,000	$684,000	$964,010	$—	$563,750	$—	$1,750	$2,588,510
Chief Financial Officer	2013	$300,000	$300,000	$279,994	$—	$35,100	$—	$—	$915,094
Kye Mitchell,	2014	$350,000	$—	$964,010	$—	$370,625	$—	$1,750	$1,686,385
Chief Operations Officer, East	2013	$300,000	$100,000	$279,994	$—	$526,821	$—	$1,750	$1,208,565
Jeffrey Neal,	2014	$350,000	$—	$964,010	$—	$783,125	$6,471	$1,750	$2,105,356
Chief Operations Officer, West	2013	$300,000	$276,750	$279,994	$—	$23,250	$—	$1,750	$881,744

(1)	Represents each NEO’s salary earned during the respective year.

(2)
For 2014, represents the transaction-related bonuses for the sale of our HIM segment for Messrs. Dunkel, Liberatore and Kelly, which were awarded in the form of cash for Mr. Dunkel and common stock for Messers. Liberatore and Kelly. For 2013, represents the discretionary bonuses for Messrs. Dunkel, Liberatore, Kelly, Neal and Ms. Mitchell approved by the Committee in December of 2013 related to both the financial and operational achievements made during 2013.

(3)	The amounts reported reflect the grant date fair value of the awards granted during each of 2014, 2013, and 2012.

(4)
Represents annual incentive compensation earned by the NEOs during each of 2014, 2013 and 2012. For 2014, this amount includes both the annual incentive amount and long-term incentive cash bonus of $525,000 for Mr. Dunkel. For 2012, the Committee used its discretion to conform to our objective of market median compensation and eliminated the annual incentive compensation for Mr. Dunkel. This reduction for Mr. Dunkel in 2012 was $1,192,500.

(5)
For Messrs. Dunkel and Liberatore, this includes the aggregate change in the accumulated benefit obligation for the SERP using the same measurement dates used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2014. See the Pension Benefits table below for more detail and discussion. The significant change during 2014 was primarily related to a decrease in interest rates from prior years and the related impact on the discount rate utilized in the valuation; there were no changes made to the plan during the year and no increases to the benefits provided to the NEOs.

(6)
Of the NEOs, Messrs. Dunkel and Neal are the only current participants in Kforce’s nonqualified deferred compensation plans. There were no above-market or preferential earnings generated during 2014, 2013 or 2012, thus, there are no amounts included in the All Other Compensation column related to nonqualified deferred compensation earnings. See the Nonqualified Deferred Compensation table below for more detail on the activity during 2014 and balances maintained as of December 31, 2014.

(7)
During 2014, the amounts included for Messrs. Dunkel and Liberatore are the payments received as a settlement of the SERHP in excess of the accumulated benefit obligation as of December 31, 2013. The amounts included for Messrs. Kelly and Neal and Ms. Mitchell are the matching contributions made by Kforce each respective year attributable to defined contribution plans.

GRANTS OF PLAN-BASED AWARDS
For Fiscal Year Ended December 31, 2014

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards Number of Shares of Stock	Grant Date Fair Value
			Threshold	Target	Maximum
David Dunkel	Annual Incentive Award (1)	2/6/2014; 12/31/2014	$200,000	$200,000	$1,600,000	—	$—
	Modified LTI Cash Bonus (2)	2/6/2014; 12/31/2014	$—	$—	$675,000	—	$—
Joseph Liberatore	Annual Incentive Award (1)	2/6/2014; 12/31/2014	$135,000	$135,000	$1,080,000	—	$—
	Restricted Stock (3)	1/2/2014	$—	$—	$—	23,857	$480,003
	Restricted Stock (3)	8/25/2014	$—	$—	$—	31,298	$610,000
David Kelly	Annual Incentive Award (1)	2/6/2014; 12/31/2014	$70,313	$70,313	$562,500	—	$—
	Restricted Stock (3)	1/2/2014	$—	$—	$—	13,917	$280,010
	Restricted Stock (3)	8/25/2014	$—	$—	$—	35,095	$684,000
Kye Mitchell	Annual Incentive Award (1)	2/6/2014; 12/31/2014	$131,250	$131,250	$875,000	—	—
	Restricted Stock (3)	1/2/2014	$—	$—	$—	13,917	$280,010
	Restricted Stock (3)	8/25/2014	$—	$—	$—	35,095	$684,000
Jeffrey Neal	Annual Incentive Award (1)	2/6/2014; 12/31/2014	$131,250	$131,250	$875,000	—	$—
	Restricted Stock (3)	1/2/2014	$—	$—	$—	13,917	$280,010
	Restricted Stock (3)	8/25/2014	$—	$—	$—	35,095	$684,000

(1)
These amounts represent the estimated payouts under the 2014 Annual Incentive Bonus plan. The threshold, as defined in Item 402(d) of Regulation S-K, represents the minimum amount payable upon attaining minimum performance thresholds established by the Committee each year. If the minimum performance thresholds are not attained, there would be no payout. The maximum payout for Messrs. Dunkel, Liberatore, and Kelly is 200% of the target multiplier while the maximum payout for Ms. Mitchell and Mr. Neal is 100% of the target multiplier for Firm adjusted revenues and adjusted EPS and 200% of the target multiplier for the MBO component of the Annual Incentive Bonus, which is disclosed in the "Maximum" column above. Actual payments for bonuses earned during 2014 are listed in the "Non-Equity Incentive Plan Compensation" column of the SCT.

(2)
The LTI cash bonus for Mr. Dunkel was awarded on February 6, 2014 with certain ranges based first on the TSR performance versus the 2014 Industry Peer Group and then based on the TSR versus the 2014 Separately Designated Peer Group. On December 31, 2014 as a result of achieving the 75th percentile ranking for TSR performance versus the 2014 Industry Peer Group and the 89th percentile ranking for TSR versus the 2014 Separately Designated Peer Group, Mr. Dunkel received an LTI cash bonus of $525,000. The LTI cash bonus is included within the amounts presented in the “Non-Equity Incentive Plan Compensation” column of the SCT.

(3)
The restricted stock awards granted under the 2013 Stock Incentive Plan on January 2, 2014 and August 25, 2014 each have a five-year vesting period with 20% of the award vesting annually. The fair market value of restricted stock is determined based on the closing stock price of Kforce’s common stock at the date of grant. The stock price and grant date fair value for the January 2, 2014 awards was $20.12 and for the August 25, 2014 awards was $19.49. The grant date fair value of the awards is included within the amounts presented in the "Stock Awards" column of the SCT.

OUTSTANDING EQUITY AWARDS
At Fiscal Year Ended December 31, 2014

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (4)
David Dunkel	—		$—
Joseph Liberatore	66,070	(1)	$1,594,269
	24,320	(2)	$586,842
	31,610	(3)	$762,749
David Kelly	15,738	(1)	$379,758
	14,187	(2)	$342,332
	35,445	(3)	$855,288
Kye Mitchell	15,738	(1)	$379,758
	14,187	(2)	$342,332
	35,445	(3)	$855,288
Jeffrey Neal	15,738	(1)	$379,758
	14,187	(2)	$342,332
	35,445	(3)	$855,288

(1)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on January 2, 2013, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest(ed) on each of the following dates: January 2, 2014, January 2, 2015, January 2, 2016, January 2, 2017 and January 2, 2018.

(2)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on January 2, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest on each of the following dates: January 2, 2015, January 2, 2016, January 2, 2017, January 2, 2018 and January 2, 2019.

(3)
With respect to the restricted stock granted to Messrs. Liberatore, Kelly and Neal and Ms. Mitchell on August 25, 2014, and the resulting additional shares of restricted stock granted in lieu of cash due to Kforce's quarterly dividends, 20% of the total shares granted vest on each of the following dates: August 25, 2015, August 25, 2016, August 25, 2017, August 25, 2018, and August 25, 2019.

(4)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $24.13, which is the closing stock price of our common stock on December 31, 2014.
OPTION EXERCISES AND STOCK VESTED
For Fiscal Year Ended December 31, 2014

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting (2)
David Dunkel	—	$—	—	$—
Joseph Liberatore	—	$—	16,203	$326,004
David Kelly	—	$—	3,859	$77,643
Kye Mitchell	10,000	$103,480	3,859	$77,643
Jeffrey Neal	—	$—	3,859	$77,643

(1)	Value realized represents the market value of our Common Stock at the time of exercise, minus the exercise price, and multiplied by the number of options exercised.

(2)	Value realized represents the market value of our Common Stock at the time of vesting multiplied by the number of shares vested.

PENSION BENEFITS
For Fiscal Year Ended December 31, 2014

Name	Plan Name	Number of Years Credited Service (1)	Present Value of Accumulated Benefit (2)	Payments During Last Fiscal Year (3)
David Dunkel	Supplemental Executive Retirement Plan	8	$7,737,627	$—
	Supplemental Executive Health Retirement Plan	8	$—	$328,274
Joseph Liberatore	Supplemental Executive Retirement Plan	8	$1,794,120	$—
	Supplemental Executive Health Retirement Plan	8	$—	$495,817

(1)
The NEOs were not credited with any years of service prior to December 31, 2006, which is the effective date of the plan. On each anniversary of the effective date, each NEO is credited with a year of service.

(2)
Represents the actuarial present value of accumulated benefit computed as of the same pension plan measurement date used for financial reporting purposes with respect to Kforce’s consolidated financial statements for fiscal 2014, using 65 as the retirement age, which is the normal retirement age under the SERP. For a discussion of the assumptions used, see Note 11, Employee Benefit Plans, to Kforce’s Consolidated Financial Statements, included in our Annual Report on Form 10-K for fiscal 2014.

(3)
The payments represent the lump sum payments to settle all obligations under the SERHP which were in excess of the accumulated benefit obligation as of December 31, 2013. The payments were made based on the actuarial present value of the accumulated benefit obligation computed as of the payment date.

NONQUALIFIED DEFERRED COMPENSATION
For Fiscal Year Ended December 31, 2014

Name	Executive Contributions in Last FY (1)	Registrant Contributions in Last FY (2)	Aggregate Earnings in Last FY (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at Last FYE (4)
David Dunkel	$—	$—	$14,011	$—	$150,943
Joseph Liberatore (5)	$—	$—	$—	$—	$—
David Kelly (5)	$—	$—	$—	$(221,538)	$—
Kye Mitchell (5)	$—	$—	$—	$—	$—
Jeffrey Neal	$64,706	$6,471	$12,414	$—	$343,872

(1)	These amounts represent the NEOs pre-tax contributions made to the nonqualified deferred compensation plan for 2014.

(2)	These amounts were reported within the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT.

(3)
The aggregate earnings for 2014 represents appreciation or depreciation in the market value of the respective accounts’ holdings and interest and dividends generated thereon. These amounts were not reported in the “Changes in Pension Value and Nonqualified Deferred Compensation Earnings” column of the SCT for 2014 as there were no above-market or preferential earnings generated.

(4)	Included in the aggregate balance are amounts related to contributions made by Kforce that were previously reported in the SCTs for prior year.

(5)	Messrs. Liberatore and Kelly and Ms. Mitchell have not or no longer participate in Kforce’s nonqualified deferred compensation plan.

2014 POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
This section provides information on amounts that would have been payable to each NEO assuming a termination of employment on December 31, 2014. The amounts that actually would be payable if any such event occurs in the future would be different than those set forth below, which are calculated under the assumption that the event occurred on December 31, 2014 and based on the closing price of Kforce’s common stock on the last trading day of the year. We note that such payments are contingent upon various factors in place at the time of the occurrence of the assumed event, including, but not limited to:

(1)	each executive’s current salary rate, annual performance bonus awards, and annual LTIs;

(2)	the amount and type of unvested equity and other incentive awards held by the executive;

(3)	the trading price of Kforce’s common stock;

(4)	the cost of providing employee benefits;

(5)	the executive’s elections of employee benefits;

(6)	the executive’s age or years of service with Kforce;

(7)	the date of termination;

(8)	the circumstances of the termination; and

(9)	the executive’s historical salary, performance bonus awards, and LTIs.
The following tables describe potential payments to the NEOs upon termination or a change in control (“CIC”), each pursuant to their respective employment agreements, which were approved by the Committee. As mentioned above, these amounts assume that each NEO terminated employment on December 31, 2014. The footnotes referenced in each of the tables follow the last table and relate to all tables.
Pursuant to the provisions of the SERP and the NEOs’ respective employment agreements, upon a termination (i) “by the employee without good reason” or (ii) “by the employer for cause,” the NEOs would be eligible to receive all earned and accrued salary, bonus, and employee benefits such as paid-time off as of December 31, 2014 and would also have the ability to exercise, if necessary, all plan-based awards that were vested as of December 31, 2014. As a result, these columns have been omitted from the tables below.
Also, pursuant to the age and service provisions of Kforce’s SERP, none of the NEOs were eligible for “early retirement” under the SERP as of December 31, 2014; therefore, this column has been omitted from the table below.
David Dunkel

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$7,358,191	$—	$9,187,075	$—	$—
Equity-based compensation (2)	$—	$—	$—	$—	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$2,264,039	$2,264,039
Continuation of health care benefits (4)	$—	$—	$46,125	$46,125	$90,555
Retirement benefit—SERP (5)	$—	$—	$11,647,095	$5,712,509	$5,712,509
	$7,358,191	$—	$20,880,295	$8,022,673	$8,067,103

Joseph Liberatore

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$4,036,240	$—	$8,949,974	$—	$—
Equity-based compensation (2)	$1,594,269	$—	$2,943,860	$2,943,860	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$1,698,029	$1,698,029
Continuation of health care benefits (4)	$—	$—	$46,125	$46,125	$90,555
Retirement benefit—SERP (5)	$—	$—	$1,893,366	$—	$—
	$5,630,509	$—	$13,833,325	$4,688,014	$1,788,584
David Kelly

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,366,425	$—	$4,064,360	$—	$—
Equity-based compensation (2)	$379,758	$—	$1,577,378	$1,577,378	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$367,493	$721,480
Continuation of health care benefits (4)	$—	$—	$11,637	$11,637	$22,847
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,746,183	$—	$5,653,375	$1,956,508	$744,327
Kye Mitchell

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,109,235	$—	$3,428,956	$—	$—
Equity-based compensation (2)	$379,758	$—	$1,577,378	$1,577,378	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$342,993	$673,381
Continuation of health care benefits (4)	$—	$—	$10,719	$10,719	$21,043
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,488,993	$—	$5,017,053	$1,931,090	$694,424

Jeffrey Neal

Payments and Benefits Upon Termination (a)	By Employer Without Cause or By Employee For Good Reason (b)	Normal Retirement (c)	By Employer Without Cause or By Employee For Good Reason Within 1 Year Following CIC (d)	Death (e)	Disability (f)
Compensation:
Severance payment (1)	$1,091,563	$—	$3,514,635	$—	$—
Equity-based compensation (2)	$379,758	$—	$1,577,378	$1,577,378	$—
Benefits and Perquisites:
Continuation of base salary (3)	$—	$—	$—	$342,993	$673,381
Continuation of health care benefits (4)	$—	$—	$10,719	$10,719	$21,043
Retirement benefit—SERP (5)	$—	$—	$—	$—	$—
	$1,471,321	$—	$5,102,732	$1,931,090	$694,424

(1)
The severance payment amount depends upon the type of termination. Under column (b), Messrs. Dunkel and Liberatore are entitled to a severance payment calculated as a factor (2.99 for Mr. Dunkel and 2.00 for Mr. Liberatore) of the sum of their salaries on the date of termination plus the average of their cash bonuses over a period of time (ranging from two to three years), as specified in their respective employment agreements. For Messrs. Kelly and Neal and Ms. Mitchell, the severance payment is calculated as one times the sum of (i) the average of total cash compensation (including base salary and cash bonuses) over a period of two years and (ii) the lesser of the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years, or $200,000. Under column (d), the severance payment for Messrs. Dunkel and Liberatore would both utilize a factor of 2.99 and include cash bonuses and the value of any stock, restricted stock or stock options in the calculation of the bonus whereas column (b) only includes cash bonuses. For Messrs. Kelly and Neal and Ms. Mitchell, the severance payment is calculated as two times the sum of (i) the average of total cash compensation (including base salary and cash bonuses) over a period of two years and (ii) the average value of any stock, restricted stock, stock appreciation rights or alternative LTI over a period of two years. The severance payment would be paid to the NEO within 30 days of termination. No severance payment would occur under the following: (i) normal retirement (column (c)); (ii) death (column (e)) or (iii) disability (column (f)).

If any payment or distribution by Kforce to Messrs. Dunkel or Liberatore is determined to be subject to the excise tax imposed under Section 4999 of the Code, Messrs. Dunkel or Liberatore would be entitled to receive from Kforce a payment in an amount sufficient to place them in the same after-tax financial position that they would have been if they had not incurred any excise tax. The severance amount disclosed in column (d) does not include any excise tax gross up for Messrs. Dunkel or Liberatore as each of the respective calculations resulted in no excise tax amount. Also, the Committee resolved in 2009 to not enter into any new employment agreements, or materially amend any existing employment agreements, with its executives that contain excise tax gross-up provisions going forward. Employment agreements with Messrs. Kelly and Neal and Ms. Mitchell do not contain excise tax gross-up provisions and, thus, no amounts were included in the tables above.

(2)	Equity-based compensation, including stock options and restricted stock, is treated differently depending on the type of termination, as follows:

◦
Under columns (d) and (e), all unvested restricted stock would immediately vest. Under column (b), only certain unvested restricted stock would immediately vest under the terms of the related restricted share award agreements. The amounts included in column (b), (d) and (e) represent the number of applicable unvested restricted stock on December 31, 2014 multiplied by the closing price on such date.

◦
Under column (c), the NEO has the ability to exercise, if necessary, all awards that were granted and vested at the date of termination. No vesting acceleration occurs as a result of termination under column (c).

◦
Under column (f), upon disability of the NEO, continuation of vesting for restricted stock would occur until the earlier of (i) death, (ii) the NEOs’ 65th birthday, (iii) 2.99 years (2.00 years for Messrs. Kelly and Neal and Ms. Mitchell) from the Disability Effective Date (30 days after a termination notice is received) or (iv) a CIC. If the NEO dies or a CIC occurs within 2.99 years (2.00 years for Messrs. Kelly and Neal and Ms. Mitchell) after the Disability Effective Date all restricted stock would immediately vest. The benefit received upon CIC or death of the NEO is similar to that which is shown in columns (d) and (e) above.

(3)
Upon termination due to the death of the NEO, his/her salary would be continued to his beneficiary for a period of 2.99 years except for Messrs. Kelly and Neal and Ms. Mitchell for which the period is 2.00 years. Upon termination due to disability of the NEO, his/her salary would be continued until the earlier of (i) death, (ii) the NEO’s 65th birthday or (iii) 2.99 years except for Messrs. Kelly and Neal and Ms. Mitchell for which the term is 2.00 years. For purposes of this disclosure, Kforce has used 2.99 years for Messrs. Dunkel and Liberatore and 2.00 years for Messrs. Kelly and Neal and Ms. Mitchell as these are deemed to be the most probable outcomes if a disability occurred on December 31, 2014, given their current ages. The annual payment amounts have been discounted at a rate of 3.75%, which is the lump sum conversion amount that was utilized for the SERP benefit at December 31, 2014.

(4)
Each of the respective employment agreements provides for health care benefits under CIC and death for a period of one year and disability for a period of two years. In the event of death, health care benefits would be provided to the NEO’s family. The amounts under columns (d), (e) and (f) represent the value of Kforce’s portion of the health care benefits provided to each Messrs. Dunkel, Liberatore, Kelly and Neal and Ms. Mitchell consistent with those benefits received as of December 31, 2014. The annual benefit amounts have been discounted at a rate of 3.75%, which is the discount rate that was utilized for the SERP benefit at December 31, 2014.

(5)
Upon termination due to disability, Messrs. Dunkel and Liberatore would be entitled to a continuation of crediting of additional years of cumulative service for a period of 2.99 years. In addition, Messrs. Dunkel and Liberatore are credited with up to 10 years of additional cumulative years of service under the SERP upon a CIC. The amount included in columns (d), (e) and (f) is the lump sum present value of the future monthly vested benefit, as determined pursuant to the SERP document, using a lump sum conversion rate that was consistent with the assumptions used in our Annual Report on Form 10-K for fiscal 2014. Upon death or disability, Messrs. Dunkel and Liberatore are entitled to continuation of base salary pursuant to their employment agreements. If this benefit is less than the benefit otherwise payable under the SERP, the SERP benefit disclosed in columns (e) and (f) is net of the related benefit under their employment agreements. Messrs. Kelly and Neal and Ms. Mitchell are not participants in the SERP.

RISKS RESULTING FROM COMPENSATION POLICIES AND PRACTICES
The Compensation Committee does not believe that Kforce’s compensation policies and practices are reasonably likely to have a material adverse effect on Kforce, whether in the context of broad based Kforce-wide practices or related to executive compensation.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During 2014, Kforce had no “interlocking” relationships in which: (1) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of Kforce; (2) an executive officer of Kforce served as a director of another entity, one of whose executive officers served on the Compensation Committee of Kforce; or (3) an executive officer of Kforce served as a member of the compensation committee of another entity, one of whose executive officers served as a director of Kforce.
During 2014, the Compensation Committee consisted of Elaine D. Rosen (Chair), W.R. Carey, Jr., Mark F. Furlong and Ralph E. Struzziero. Mr. Struzziero served as the Chairman (1990-1994) and President (1980-1994) of Romac & Associates, Inc., a company we acquired in 1994. None of the other members of the Compensation Committee is currently or was formerly an officer or an employee of Kforce or its subsidiaries and none had any relationship with Kforce requiring disclosure in this proxy statement under Item 404 of Regulation S-K except Mr. Struzziero (see the "Transactions with Related Persons" section above).
COMPENSATION COMMITTEE REPORT
The Compensation Committee of Kforce has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated into Kforce’s Annual Report on Form 10-K for the year ended December 31, 2014.
Submitted by the Compensation Committee
Elaine D. Rosen (Chair)
W.R. Carey, Jr.
Mark F. Furlong
Ralph E. Struzziero
The information contained in the above Compensation Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

PROPOSAL 3. APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION
The Dodd-Frank Act requires that we provide our shareholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our NEOs, as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis and the related tables and narrative discussion. At the 2011 annual meeting, a majority of the shares voted for holding this non-binding advisory vote on an annual basis. After consideration of these voting results and other factors, the Board decided that Kforce will conduct future non-binding advisory votes on executive compensation on an annual basis. The annual non-binding advisory votes on executive compensation will continue until the Board considers the results of the next shareholder non-binding advisory vote regarding the frequency of future shareholder non-binding advisory votes on executive compensation.
As described more completely in the Compensation Discussion and Analysis and the related tables and narrative discussion, Kforce’s executive compensation program is designed to attract, motivate and retain our NEOs who are able to maximize shareholder value in an industry where we believe people represent the true “assets” of Kforce. The Committee believes that executive compensation levels are commensurate with Kforce’s performance and shareholder return, promote a pay-for-performance philosophy and are strongly aligned with the interests of our shareholders.
We are asking our shareholders to indicate their support for our executive compensation. This proposal, commonly known as a “Say On Pay” proposal, is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this proxy statement in accordance with the SEC’s compensation disclosure rules.
This advisory vote on executive compensation is not binding on Kforce, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions expressed by our shareholders and will consider the outcome of the vote when making future decisions on our executive compensation.
Accordingly, we ask our shareholders to vote on the following resolution at the Meeting:
“RESOLVED, that the compensation paid to Kforce’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”
THE BOARD UNANIMOUSLY RECOMMENDS A NON-BINDING ADVISORY VOTE FOR THE APPROVAL OF KFORCE’S EXECUTIVE COMPENSATION.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS
The following table provides information about our common stock that may be issued under all of our existing equity compensation plans as of December 31, 2014:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (3) (4)
Equity compensation plans approved by shareholders
Kforce Inc. 2013 Stock Incentive Plan	N/A	N/A	2,424,078
Kforce Inc. 2006 Stock Incentive Plan	35,000	$12.14	34,425
Kforce Inc. 2009 Employee Stock Purchase Plan	N/A	N/A	2,816,041
Kforce Inc. Incentive Stock Option Plan (5)	22,300	$11.00	—
Total	57,300	$11.70	5,274,544

(1)
In addition to the number of securities listed in this column, 811,854 shares and 169,796 shares of restricted stock granted under the 2013 Stock Incentive Plan and 2006 Stock Incentive Plan, respectively, have been issued and are unvested as of December 31, 2014.

(2)	The weighted-average exercise price excludes unvested restricted stock because there is no exercise price associated with these equity awards.

(3)
All of the shares of common stock that remain available for future issuance under the Kforce Inc. 2006 and 2013 Stock Incentive Plans may be issued in connection with options, warrants, rights and restricted stock awards. Each future grant of options or stock appreciation rights shall reduce the available shares under the Kforce Inc. 2006 and 2013 Stock Incentive Plans by an equal amount while each future grant of restricted stock shall reduce the available shares by 1.58 shares for each share awarded. In order to maximize our share reserves, the prevailing practice over the last few years has been for Kforce to issue full value awards as opposed to options and stock appreciation rights.

(4)
As of December 31, 2014, there were options outstanding under the Kforce Inc. 2009 Employee Stock Purchase Plan (“2009 ESPP”) to purchase 6,644 shares of common stock at a discounted purchase price of $22.92.

(5)	Issuances of options under the Incentive Stock Option Plan ceased in 2005. All of the outstanding options issued pursuant to this plan expired in March 2015.
SHAREHOLDER PROPOSALS
Shareholders interested in presenting a proposal for consideration at our 2016 Annual Meeting of Shareholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act and our Bylaws. To be eligible for inclusion, shareholder proposals must be received by Kforce’s Corporate Secretary no later than November 21, 2015. The Board will review any proposal from eligible shareholders that it receives by that date and will determine whether any such proposal will be included in our proxy materials for 2015.
In addition, the proxy solicited by the Board for the 2016 Annual Meeting of Shareholders will confer discretionary authority to vote on any shareholder proposal presented at that meeting, unless we are provided with written notice of such proposal by February 4, 2016.

OTHER MATTERS
As of the date of this proxy statement, we know of no business that will be presented for consideration at the Annual Meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the judgment of the proxy holder.
The material referred to in this proxy statement under the captions “Compensation Committee Report,” and “Audit Committee Report” shall not be deemed soliciting material or otherwise deemed filed, or subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed to be incorporated by any general statement of incorporation by reference in any filings made under the Securities Act of 1933, as amended, or the Exchange Act.
Only one copy of this proxy statement, and the accompanying Annual Report, is being delivered to shareholders who share an address, unless we have received contrary instructions by one or more of the shareholders at that address. We will promptly deliver a separate copy of this proxy statement and the accompanying Annual Report to any shareholder at a shared address to which a single copy of those documents has been delivered upon the written or oral request from that shareholder. Written requests should be mailed to David M. Kelly, Corporate Secretary, Kforce Inc., 1001 East Palm Avenue, Tampa, Florida 33605. Oral requests may be made by calling Kforce Investor Relations at (813) 552-5000. Any shareholder sharing a single copy of the proxy statement and Annual Report who wishes to receive a separate mailing of our proxy statement and Annual Report in the future, and shareholders sharing an address and receiving multiple copies of our proxy statement and Annual Report who wish to share a single copy of those documents in the future, should also notify us in writing at the foregoing address or by calling the foregoing telephone number.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 11:59 p.m., eastern time, on April 20, 2015.
Vote by Internet
• Go to www.investorvote.com/KFRC
• Or scan the QR code with your smartphone
• Follow the steps outlined on the secure website
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
• Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒
▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees listed and FOR Proposals 2 and 3.

1.	Election of Directors:	For	Withhold	+
	01 - David L. Dunkel (Class III)	☐	☐
	02 - Mark F. Furlong (Class III)	☐	☐
	03 - N. John Simmons (Class III)	☐	☐

		For	Against	Abstain
2.	Ratify the appointment of Deloitte & Touche LLP as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015.	☐	☐	☐	4.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournments of the Annual Meeting.
3.	Approve Kforce’s executive compensation.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.	Meeting Attendance
	Mark box to the right if you plan to attend the Annual Meeting.	☐

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
NOTE: Please date and sign exactly as your name appears on your shares. If signing for estates, trusts, partnerships, corporations or other entities, your title or capacity should be stated. If shares are held jointly, each holder should sign. The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	1 U P X	+
01Z2QB

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — KFORCE INC.

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD APRIL 21, 2015
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby appoints DAVID M. KELLY and MICHAEL R. BLACKMAN, or either of them, each with full power of substitution and revocation, as the proxy or proxies of the undersigned, to represent the undersigned and vote all shares of the common stock of Kforce Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders of Kforce Inc., to be held at Kforce’s corporate headquarters located at 1001 East Palm Avenue, Tampa, Florida, 33605, on April 21, 2015 at 8:00 a.m. eastern time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for the meeting and, in their discretion, upon all other matters that may properly come before the meeting or any adjournments of the meeting.
The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the meeting by attendance or proxy. Accordingly, please complete this proxy, and submit it promptly by mail (using the enclosed envelope), by telephone, or over the Internet.
The shares of Kforce Inc. common stock covered by this proxy will be voted in accordance with the choices made. When no choice is made, this proxy will be voted FOR all listed nominees for director, FOR the ratification of the appointment of Deloitte & Touche LLP to serve as Kforce’s independent registered public accountants for the fiscal year ending December 31, 2015, FOR the approval of Kforce’s executive compensation and as the proxyholders deem advisable on such other matters as may properly come before the meeting.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE